Exhibit (a)(1)(A)
SLM CORPORATION

OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR REPLACEMENT STOCK OPTIONS
May 14, 2010

THIS EXCHANGE OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS WILL COMMENCE ON MAY 17, 2010, AND WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON JUNE 14, 2010 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.
     SLM Corporation, a Delaware corporation (referred to in this Offer to Exchange as “Sallie Mae,” the “Company,” “we,” “our” or “us”), is offering certain employees a limited opportunity to elect to exchange certain employee stock options for replacement options (“Replacement Options”) in most cases covering a lesser number of shares. We refer to this offer as the “Offer.” It is described in and subject to the terms and conditions set forth in this document and other documents we may refer you to, all of which together are called the “Offer to Exchange.” The Replacement Options will be granted under the SLM Corporation 2009-2012 Incentive Plan, with an exercise price equal to the closing price of our common stock on the New York Stock Exchange on the date the Replacement Options are granted.
     Options subject to this Offer (“Eligible Options”) are outstanding employee stock options, whether vested or unvested, that:
•	were granted on or before January 31, 2008;

•	have an exercise price that is greater than or equal to $20.94 per share, which is 150% of the fifty-two week high trading price of the Company’s common stock as of the commencement of the Offer;

•	have a remaining term that expires after January 1, 2011;

•	were not granted under a stock swap program permitting the issuance of additional “replacement options” in the context of stock-for-stock exercises; and

•	are outstanding (that is, are not previously exercised, expired, terminated or forfeited) as of the start date of the Offer and at the time the Offer expires.
     The Offer is not a one-for-one exchange. Instead, the number of Replacement Options granted in exchange for each Eligible Option will be determined by the application of exchange ratios set forth in Schedule A to this Offer to Exchange. The exchange ratios are calculated on an approximate “value-for-value” basis, meaning that the exchange ratios have been determined in a manner intended to result in the grant of Replacement Options having a fair value under accounting rules that is approximately equal to or less than the fair value of the Eligible Options, calculated as of the time that we set the exchange ratios. As explained in this Offer to Exchange, we may adjust the exchange ratios not less than two business days prior to the expiration of the Offer.
     None of the Replacement Options will be vested on the date of grant. Replacement Options will vest in six months, twelve months or two annual installments following the grant date, depending on the original vesting terms of the Eligible Options, and will maintain the original term of the Eligible Options for which they were exchanged.
     We are making this Offer on the terms and subject to the conditions stated in this Offer to Exchange. Your participation in the Offer is voluntary. You are not required to exchange your Eligible Options in the Offer unless you choose to participate. If you elect to participate in the Offer, you may elect to exchange any or all of your Eligible Options on a grant-by-grant basis.

i

IMPORTANT
     If you want to exchange any of your Eligible Options, you must submit your election so that it is received before this Offer expires. You may submit your election in the following ways:
•	By Internet. Eligible Employees may submit an election to exchange Eligible Options online at the Offer Website, which is available at www.salliemaeexchange.com. Your online election must be submitted and received before the expiration of the Offer at 11:59 p.m., Eastern Time, on June 14, 2010 (or, if we extend the Offer, a later date that we will specify).

•	By Phone. Eligible Employees may submit an election to exchange Eligible Options via telephone by contacting Global Shares, a firm that we have engaged to assist us in administering the Offer, at (877) 231-1697. Your telephone election must be submitted and received before the expiration of the Offer at 11:59 p.m., Eastern Time, on June 14, 2010 (or, if we extend the Offer, a later date that we will specify).
     Responses submitted by any other means, including mail, email, fax or hand delivery, are not permitted.
     The Offer Website contains important information regarding your Eligible Options, including grant date, expiration date, exercise price per share, and total shares underlying each Eligible Option unvested/vested. The Offer Website also sets forth the exchange ratio applicable to each Eligible Option you hold. We are providing you access to this Offer to Exchange document via the Internet on the Offer Website (www.salliemaeexchange.com) and the Sallie Mae Intranet site at: http://salliemaecentral.com/legal/esop/index.htm. We currently intend to inform you of announcements regarding the Offer by email to your Company email address and by posting the announcement on the Offer Website. In addition, you can contact the Global Shares call center at (877) 231-1697 at any time to determine if there have been any announcements regarding the Option Exchange Program.
     If you have submitted an election to participate in the Offer, you may change or withdraw your election (regardless of the manner in which you submitted your original election) either (i) by returning to the Offer Website, re-entering your elections to reflect the changes or withdrawals that you wish to make and submitting the revised election, or (ii) by contacting Global Shares via telephone at (877) 231-1697.
     The proper submission of any election, change of election or withdrawal of election is your responsibility. Only responses that are complete and actually received before the time the Offer expires will be eligible to be accepted. If your election is not received before the time the Offer expires, you will be deemed to have rejected this Offer. We are under no obligation to contact you to confirm your election not to participate.
     For elections submitted through the Offer Website, an election confirmation screen and a subsequent email confirmation will be generated when your election is received and again if you submit any change in your election or withdraw your election. You should print and save a copy of the confirmation for your records. If you submit your election, a change in your election or a withdrawal of your election via telephone, we intend to send you a confirmation via email within a reasonable time. If you do not receive a confirmation before the expiration date of the Offer, it is your responsibility to confirm that we have received your election or any change or withdrawal of your election before the Offer expires at 11:59 p.m., Eastern Time, on June 14, 2010. You can confirm the receipt of your election, a change in your election or a withdrawal of your election by calling Global Shares at (877) 231-1697.
     Participating in the Option Exchange Program involves risks. See “Risks of Participating in the Offer” beginning on page 11 for a discussion of risks that you should consider before participating in this Offer.
     Our common stock is traded on the New York Stock Exchange under the symbol “SLM.” On May 10, 2010, the closing price of our common stock was $12.06 per share. You should evaluate the risks related to our business, our common stock and the Offer, and review current market quotes for our common stock, among other factors, before deciding to participate in the Offer.

     You should rely only on the information contained in this Offer to Exchange or other documents referred to in this Offer to Exchange. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document and all related documents that we file as part of the Tender Offer Statement with the U.S. Securities and Exchange Commission (the “SEC”) on or after May 14, 2010. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this Offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.
     Neither the SEC nor any state or local securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.
     Although our Board of Directors has approved this Offer, neither the Company nor our Board of Directors makes any recommendation to you as to whether you should exchange your Eligible Options.
     Nothing in this document shall be construed to give any person the right to remain in our employ or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law (subject to the terms of any employment agreement). Nothing in this document should be considered a contract or guarantee of wages or compensation.
     You should direct questions about this Offer and any requests for additional copies of this Offer to Exchange and other offer documents to Global Shares at any time at (877) 231-1697.

I. SUMMARY TERM SHEET — QUESTIONS AND ANSWERS
     We are offering certain employees a limited opportunity to elect to exchange certain employee stock options for replacement stock options generally covering a lesser number of shares of our common stock. We refer to this offer as the “Offer.” It is described in and subject to the terms and conditions set forth in this document, which we refer to as the “Offer to Exchange,” and other documents to which we may refer you. The following questions and answers seek to address some of the questions that you may have about our employee stock option exchange program and the Offer.
     We urge you to read carefully the entire Offer to Exchange for additional details not addressed in this summary. Some of the responses in this summary include cross-references to sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this summary. References to “Sallie Mae,” the “Company,” “we,” “our” and “us” mean SLM Corporation.
Overview of the Option Exchange Program

Q1.	What is the Option Exchange Program?
     In our employee stock option exchange program (the “Option Exchange Program”), we are offering “Eligible Employees” (described in Question 3) the voluntary opportunity to elect prior to the expiration of the Offer to exchange some or all of their “Eligible Options” (described in Question 2) for replacement stock options that in most cases will cover a lesser number of shares of our common stock, which we refer to as “Replacement Options.” The Option Exchange Program is not a one-for-one exchange. Instead, the number of shares subject to a Replacement Option granted in exchange for each Eligible Option will be determined by an exchange ratio (described in Question 5). All Replacement Options granted pursuant to the Option Exchange Program will have an exercise price equal to the closing price of our common stock as reported by the NYSE on the grant date for the Replacement Options (described in Question 12). Replacement Options will not be immediately exercisable and will be subject to a new vesting schedule (described in Question 10), even if the Eligible Options exchanged currently are fully vested.
     Participation in the Option Exchange Program is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the Option Exchange Program, you will not receive any Replacement Options, and your Eligible Options will remain outstanding in accordance with their current terms and conditions.

Q2.	Which employee stock options are eligible to be exchanged in the Option Exchange Program?

Eligible Options are stock options on shares of the Company’s common stock that:
•	were granted on or before January 31, 2008;

•	have an exercise price that is greater than or equal to $20.94 per share, which is 150% of the fifty-two week high trading price of the Company’s common stock as of the commencement of the Offer;

•	have a remaining term that expires after January 1, 2011;

•	were not granted under a stock swap program permitting the issuance of additional “replacement options” in the context of stock-for-stock exercises; and

•	are outstanding (that is, are not previously exercised, expired, terminated or forfeited) as of the start date of the Offer and at the time the Offer expires.
     To help you review your outstanding Eligible Options and give you information that can assist you in making an informed decision, please refer to the information available on the Offer Website at www.salliemaeexchange.com, which lists your Eligible Option grants and related information, including the number of shares subject to each grant, the option expiration date and the exercise price of your options. You may also confirm this information by contacting Global Shares via telephone at (877) 231-1697. For more information, see Section III.1 of this Offer to Exchange.

Q3.	Who is eligible to participate in the Option Exchange Program?
     Each employee of the Company or one of our affiliates is an Eligible Employee who may participate in the Offer if he or she:
•	is employed by the Company or one of our affiliates on the date we commence the Offer, and continues to be employed by the Company or one of our affiliates through the expiration of the Offer;

•	holds Eligible Options; and

•	is not a current or former member of our Board of Directors and is not a “named executive officer” (that is, one of the executive officers named in the compensation tables included in the 2010 proxy statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”)).
     If you are on a leave of absence, you are an Eligible Employee. For more information, see Section III.1 of this Offer to Exchange.

Q4.	Why should I consider participating in the Offer?
     Eligible Options represent a current or potential future right (depending on vesting status) to purchase our common stock at a specified price. Due to market fluctuations over time, the market price of our common stock can be greater than, equal to or less than the exercise price of an Eligible Option. When the market price of our common stock is greater than the exercise price of an option (also known as an option being “in the money”), exercising the option would result in an economic benefit because you are able to buy the shares at less than the then-prevailing market price of the shares, which you may then choose to sell for the higher market price. When the market price of our common stock is less than the exercise price of the option (also known as the option being “out of the money” or “underwater”), exercising the stock option and selling the purchased shares would result in an economic loss.
     If you properly elect to exchange Eligible Options in the Offer and we accept your Eligible Options pursuant to the Offer, then promptly after the expiration of the Offer those Eligible Options will be cancelled and, provided that you remain an employee of SLM Corporation or one of our affiliates through the expiration of the Offer, you will be granted in exchange Replacement Options that are unvested and that, if they become vested, in most cases will be exercisable for a lesser number of shares than the Eligible Options you exchanged, with an exercise price equal to the closing price of our common stock as reported by the New York Stock Exchange (the “NYSE”) on the grant date. This grant of Replacement Options may or may not be more valuable to you than continuing to hold your Eligible Options into the future. The future value of the Eligible Options depends on a number of factors that are not possible to predict, including the market performance of our common stock, the timing of such performance and your continued employment through relevant vesting dates.
     We are not making any recommendation as to whether you should participate in the Offer, and we encourage you to talk to your personal legal counsel, accountant and/or financial advisor about whether you should exchange your Eligible Options. You should read and carefully consider all of the information in this Offer to Exchange, including the tax information and the risk factors discussed herein, before deciding to participate in the Offer.

Q5.	How many Replacement Options will I receive in exchange for my Eligible Options?
     The Option Exchange Program is not a one-for-one exchange. Eligible Employees electing to exchange outstanding Eligible Options will receive Replacement Options that are unvested and that, once vested, in most cases will be exercisable for a lesser number of shares of common stock with an exercise price equal to the closing price of our common stock on the date the Replacement Options are granted. Replacement Options will be granted under the SLM Corporation 2009-2012 Incentive Plan (the “2009-2012 Incentive Plan”).
     The ratio of the number of shares underlying an Eligible Option for each share underlying a Replacement Option is referred to as the “exchange ratio.” Because Eligible Options with different exercise prices and expiration dates have different values, different grants of Eligible Options will have different exchange ratios. The exchange ratios, which are set forth on Schedule A to this Offer to Exchange document, show you how many Eligible Options you need to exchange to get one Replacement Option. The exchange ratio applicable to your Eligible Options and the number of Replacement Options that may be granted in exchange for your Eligible Options is set forth on the Offer Website, www.salliemaeexchange.com.

     The exchange ratios for each grant of Eligible Options will be available when the Offer commences. If, as a result of changes in the factors used to calculate the fair value of Eligible Options and Replacement Options, the Company determines in good faith that, as of June 7, 2010, the aggregate fair values of all Eligible Options would be either $1 million more or $1 million less than the aggregate fair value of all Replacement Options (as calculated according to U.S. generally accepted accounting principles based on the exchange ratios announced upon commencement of the Offer and assuming for purposes of both valuations that all Eligible Options are elected to be exchanged), we may adjust the exchange ratios in order to more closely align the aggregate grant date fair value of Replacement Options with the fair value of Eligible Options. Adjusting the exchange ratios in this manner will help ensure that the value-for-value objective of the Offer is satisfied nearer to the time when Replacement Options are granted. If we adjust the exchange ratios, we will notify Eligible Employees, and you will have at least two (2) business days to consider the adjusted ratios before the Offer expires. The Offer Website will be updated to reflect any adjustment to the exchange ratios. We currently intend to inform you of announcements regarding the Offer by email to your Company email address and by posting the announcement on the Offer Website. In addition, you can contact the Global Shares call center at (877) 231-1697 at any time to determine if there have been any announcements regarding the Option Exchange Program. For more information, see Section III.2 and Schedule A of this Offer to Exchange.

Q6.	Why is the Company conducting the Option Exchange Program?
     The Company originally granted the Eligible Options to provide an incentive to valued employees, create stockholder value and share with employees the stockholder value that they helped create. We believe that the Option Exchange Program is important to re-incentivize our employees and re-align their interests with those of shareholders in light of factors that have affected our stock price over the last several years. We recognize that the majority of our employee stock options are “underwater,” or “out of the money.” Moreover, many of our employee stock options vest and become exercisable when our stock price reaches a certain target, expressed as a premium to the option’s exercise price, for a specified period of days, and thus many employee stock options have never become exercisable. We believe that having significantly “underwater” stock options does not provide effective performance or retention incentives. At the same time, we believe we must continue to maintain competitive incentive programs in order to retain remaining valuable employees and promote long-term shareholder value. The Option Exchange Program allows us to provide renewed incentives to our employees who participate in the Option Exchange Program. It provides you with the opportunity to obtain the benefit associated with Replacement Options with a new, lower exercise price, in lieu of the less certain, but potentially more valuable, benefit you could receive if you elect to retain your Eligible Options. The decision to participate in the Offer is yours, and you are free to reject the Offer. For more information, see Section III.3 of this Offer to Exchange.

Q7.	Are there any conditions to the Offer?
     The Offer is subject to a number of customary conditions with regard to events that could occur prior to the expiration of the Offer and which are more fully described in Section III.10 of this Offer to Exchange. If any of the events described in Section III.10 occur, we may elect to terminate, extend or amend the Offer at any time prior to the expiration of the Offer.

Q8.	How were the exchange ratios set?
     The exchange ratios were set in a manner intended to result in the grant of Replacement Options that have a fair value (as determined under applicable accounting rules) that is approximately equal to or less than the fair value of the Eligible Options they replace, as of the time the exchange ratios were set.
     The exchange ratios are based on the fair value of the Eligible Options and the fair value of the Replacement Options determined as of May 10, 2010, calculated using the Black-Scholes option pricing model, which takes into account a number of factors, including the exercise prices of the Eligible Options, the estimated remaining terms of the Eligible Options and the Replacement Options, prevailing interest rates and the volatility of our stock price. The Black-Scholes option pricing model is the same valuation model that we use to value compensatory options for accounting purposes.
     In order to establish the exchange ratios, the fair value of each Eligible Option was calculated as of May 10, 2010 using the Black-Scholes option pricing model, and these values were compared to the estimated fair values of Replacement Options. After calculating the fair values of the Eligible Options and the Replacement Options under the Black-Scholes option pricing model using the factors listed above and others, we divided the value of the Replacement Options by the value of the Eligible Options to obtain a ratio. For example, if an Eligible Option is exercisable for 250 shares and the Eligible Option has a fair value of $4 per share, and a Replacement Option has a fair value of $10 per share, the ratio of Eligible Options to Replacement Options is 2.5 to 1 (that is, $10 divided by $4), so the Eligible Option could be exchanged for a Replacement Option covering 100 shares (250 shares divided by 2.5 rounded down to the nearest whole share). For more information on how we valued Replacement Options and Eligible Options for purposes of determining each exchange ratio, see Section III.2 of this Offer to Exchange.

      Our equity incentive program is designed to help us to align employee and shareholder interests, motivate our employees, and retain experienced, high-performing and productive employees. Our compensation programs for senior managers and other select employee groups, including option grants to those groups, are also designed to emphasize a long-term perspective and reinforce alignment with shareholders’ long-term interests. As a result, our option grants to these employee groups typically have had vesting terms and have operated as a component of compensation programs that are different from those applicable to options that we have granted to our other employees. In practice, this means that options we have granted as part of compensation programs for employees who are at or above grade 10 have been held on average for a longer term than options granted as part of compensation programs for employees at grade 9 and below. Consistent with our overall compensation programs, Replacement Options granted to employees who are grade 10 and above are expected to be held for a longer term, even if those employees exchange Eligible Options that were granted to them when they were in a lower pay grade (and vice versa). Accordingly, in determining the exchange ratios for Eligible Options held by employees who are grade 10 and above, we have assumed that the Eligible Options and Replacement Options have a longer expected term. This means that the exchange ratio for Eligible Options held by employees who are grade 10 and above is less favorable than the exchange ratio for options held by employees who are grade 9 and below with the same grant date, exercise price and general vesting terms. The exchange ratios for options held by employees who are grade 10 and above reflect a value-for-value exchange ratio based on the expectation that the options are held for a longer term. See Section III.2 of this Offer to Exchange.
     As explained in Question 5 above, we may adjust the exchange ratios prior to the expiration of the Offer in order to more closely align the aggregate grant date fair value of Replacement Options with the fair value of Eligible Options. If we adjust the exchange ratios, we will notify Eligible Employees and you will have at least two (2) business days to consider the adjusted ratios before the Offer period closes.
Terms of the Replacement Options

Q9.	What are the terms of the Replacement Options?
     Each Replacement Option will be subject to substantially the same terms and conditions that we currently apply to awards granted under the 2009-2012 Incentive Plan. These terms and conditions may differ from those applicable to your Eligible Options. None of the Replacement Options will qualify as incentive stock options for U.S. income tax purposes. The form of the grant agreement setting forth the terms and conditions that will be applicable to the Replacement Options is available on the Offer Website, www.salliemaeexchange.com, and the Merrill Lynch website, www.benefits.ml.com, and the applicable form is provided on the Sallie Mae Intranet site at http://salliemaecentral.com/legal/esop/plandocs.htm.
     Your election to exchange Eligible Options for Replacement Options constitutes your acceptance of the terms and conditions of the Replacement Options. In addition to any differences between the standard terms and conditions applicable to any Eligible Option and the standard terms and conditions applicable to a Replacement Option, the Replacement Options will have the following terms:
•	Each Replacement Option will have an exercise price equal to the closing price of our common stock on the date the Replacement Options are granted, which will occur on the same day that the Offer expires (see Question 12);

•	Subject to satisfaction of vesting requirements, each Replacement Option will in most cases be exercisable for a lesser number of shares than were subject to the Eligible Option for which it is exchanged (see Question 5);

•	Each Replacement Option will not be vested and will not be exercisable on the date it is granted, and will have a new vesting condition (see Question 10); and

•	Each Replacement Option will maintain the original term of the Eligible Option for which it was exchanged (see Question 11).
     For more information, see Section III.2 of this Offer to Exchange.

Q10.	When are the Replacement Options exercisable?
     None of the Replacement Options will be vested on the date of grant. Replacement Options will vest in six months, twelve months or two annual installments following the grant date, depending on the original vesting terms of the Eligible Options. Many of the Eligible Options vest and become exercisable when our stock price reaches a certain target, expressed as a premium to the option’s exercise price, for a specified period of days. Replacement Options received in exchange for Eligible Options containing time-vesting requirements and which are not vested on the date Replacement Options are granted will vest twelve months from the date Replacement Options are granted. Replacement Options received in exchange for Eligible Options that are vested upon the date Replacement Options are granted will vest six months from the date Replacement Options are granted. Replacement Options received in exchange for Eligible Options containing price-vesting requirements and which are not vested on the Expiration Date will vest in two equal annual installments, one installment per year. Replacement Options will vest as described regardless of the extent to which the corresponding Eligible Options were vested upon exchange.
     You should also keep in mind that if you exchange Eligible Options for Replacement Options and you cease to be employed by the Company or one of our affiliates before the Replacement Options vest, you will forfeit any unvested portion of your Replacement Options, even if the Eligible Options that you exchanged to receive the Replacement Options were vested at the time the Eligible Options were exchanged (see Question 14).

     The following chart summarizes the vesting schedule and, assuming a June 14, 2010 grant date, vesting dates applicable to Replacement Options:

Eligible Option Vesting
Eligible Option	Status on Expiration
Vesting Schedule	Date	Replacement Option Vesting Schedule
Time Vested	Vested	The Replacement Options will vest six months from the grant date, on December 14, 2010.

Price Vested	Vested	The Replacement Options will vest six months from the grant date, on December 14, 2010.

Time Vested	Unvested	The Replacement Options will vest twelve months from the grant date, on June 14, 2011.

Price Vested	Unvested	The Replacement Options will vest over a two-year vesting schedule: 50% will vest on June 14, 2011, and 50% will vest on June 14, 2012.

Q11.	What will be the term of the Replacement Options?
     Each Replacement Option will maintain the original term of the Eligible Option for which it was exchanged. Pursuant to the terms of Replacement Options, the expiration of a Replacement Option is accelerated upon your termination of employment with the Company.

Q12.	What will be the exercise price per share of the Replacement Options?
     All Replacement Options granted pursuant to the Option Exchange Program will have an exercise price equal to the closing price of our common stock as reported by the NYSE on the grant date for the Replacement Options. The Replacement Options will be granted on the same day that the Offer expires. The Offer will extend for at least twenty (20) business days from the date it commenced.
     We cannot predict the exercise price per share of the Replacement Options. We recommend that you obtain current market quotations for our common stock when deciding whether to elect to exchange your Eligible Options.

Q13.	What if my employment with the Company terminates before the expiration of the Offer?
     To be an Eligible Employee, you must be employed by the Company or one of our affiliates through the expiration of the Offer. If you cease to be employed by us for any reason before the Offer expires, then you will no longer be eligible to participate in the Offer, and we will not accept your Eligible Options for exchange, regardless of whether you elected to exchange the Eligible Options before your termination of employment. Please note that if your employment with the Company terminates before the Offer expires, the existing terms of your option agreements and the plans under which your options were granted will govern the impact of employment termination on your options. If an employee stock option that you hold (either vested or unvested) expires, terminates or is forfeited before the expiration of the Offer, whether because of termination of your employment or otherwise, that stock option will not be an “Eligible Option.” Only stock options that have not expired, terminated or been forfeited, that remain outstanding on the expiration of the Offer and that are held by a Company employee will be “Eligible Options.”
     Elections to exchange options that do not qualify as “Eligible Options” will not be accepted. For example, if your employment terminates during the Offer period, the Company will not accept any election to exchange such options. The Company will determine whether options are Eligible Options for purposes of the Offer. For more information, see Section III.1 of this Offer to Exchange.
     The information on Offer Website, located at www.salliemaeexchange.com, may not be updated to reflect employment terminations after May 17, 2010 and access to the Offer Website for terminated employees may be blocked. In addition, under the terms of the 2009-2012 Incentive Plan, you must be an employee of the Company or one of our affiliates on the grant date of the Replacement Options, which will occur on the same day that the Offer expires.

Q14.	What happens to my Replacement Options if I terminate employment with the Company?
     If an Eligible Employee ceases to be employed by us for reasons other than death or disability, any Replacement Option held by such employee will not continue to vest and any unvested portion of the Replacement Option will be cancelled as of the Eligible Employee’s date of termination. Each Replacement Option will be granted under the 2009-2012 Incentive Plan and will be subject to substantially the same terms and conditions that we currently apply to options granted under the 2009-2012 Incentive Plan. The form of the option grant agreement for Replacement Options, setting forth the terms and conditions that will be applicable to the Replacement Options, is included as an exhibit to the Schedule TO that we have filed with the SEC and is available to Eligible Employees on the Offer Website, www.salliemaeexchange.com, and on the Merrill Lynch website, www.benefits.ml.com, and the applicable form is provided on the Sallie Mae Intranet site at http://salliemaecentral.com/legal/esop/plandocs.htm. For more information, see Section III.2 of this Offer to Exchange.
     Nothing in the Offer should be construed to confer upon you the right to remain an employee of the Company or one of our affiliates. The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain an employee of the Company or one of our affiliates until the grant or vesting date for the Replacement Options or thereafter.
Participating in the Offer

Q15.	What does it mean to “tender” my options?
     In connection with the Offer, when we refer to you “tendering” your options, we are referring to your election to exchange your Eligible Options for Replacement Options on the terms and subject to the conditions set forth in this Offer to Exchange. By electing to exchange your Eligible Options, you are agreeing to the cancellation of your Eligible Options in exchange for Replacement Options on the terms and subject to the conditions set forth in this Offer to Exchange. At the conclusion of the Offer, subject to the satisfaction of the conditions in the Offer, we intend to accept for exchange all Eligible Options that have been properly tendered.

Q16.	How do I participate in the Offer?
     If you want to exchange any of your Eligible Options, you must submit your election so that it is received before this Offer expires. You may submit your election in the following ways:
•	By Internet. Eligible Employees may submit an election to exchange Eligible Options online at the Offer Website, which is available at www.salliemaeexchange.com. Your online election must be submitted and received before the expiration of the Offer at 11:59 p.m., Eastern Time, on June 14, 2010 (or, if we extend the Offer, a later date that we will specify).

•	By Phone. Eligible Employees may submit an election to exchange Eligible Options via telephone by contacting Global Shares at (877) 231-1697. Your telephone election must be submitted and received before the expiration of the Offer at 11:59 p.m., Eastern Time, on June 14, 2010 (or, if we extend the Offer, a later date that we will specify).
     Whether or not you expect to elect to participate in the Option Exchange Program, if you are an Eligible Employee holding Eligible Options, we encourage you to log onto the Offer Website at www.salliemaeexchange.com and carefully evaluate whether to participate in the Offer. The Offer expires at 11:59 p.m., Eastern Time, on Monday, June 14, 2010. Unless we extend the Offer for all Eligible Employees, no exceptions will be made to this deadline. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Offer at any time. If we extend the Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.
     The proper submission of any election, change of election or withdrawal of election is your responsibility. Only responses that are complete and actually received before the time the Offer expires will be eligible to be accepted. If your election is not received by the Offer expiration time, you will be deemed to have rejected this Offer. We are under no obligation to contact you to confirm your election not to participate.
     If you are subject to the Company’s trading window policy, it does not apply to your ability to make, change or withdraw any election under the Offer. You do not need to return your stock option agreements relating to any Eligible Options that you elect to exchange, as they automatically will be cancelled if we accept your Eligible Options for exchange.

     We reserve the right to reject any or all elections that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we expect upon expiration of the Offer to accept all Eligible Options that Eligible Employees properly elect to exchange. For more information, see Section III.4 of this Offer to Exchange.

Q17.	How can I find out what Eligible Options I hold?
     Once you log in to the Offer Website, located at www.salliemaeexchange.com, by following the instructions that were emailed and sent to you, you will be able to view your options that qualify as Eligible Options (assuming they continue to be outstanding upon the expiration of the Offer). To help you recall your outstanding Eligible Options and give you the information that can assist you in making an informed decision, the Offer Website contains important information regarding your Eligible Options, including grant date, expiration date, exercise price per share, and total shares underlying each Eligible Option unvested/vested. The Offer Website also sets forth the exchange ratio applicable to each Eligible Option you hold. You may also confirm this information by contacting Global Shares via telephone at (877) 231-1697. The information provided regarding your Eligible Options may not be updated after May 17, 2010 to reflect any changes in the eligibility of the options that you hold if your employment terminates during the Offer, and your access to the Offer Website may be blocked.

Q18.	If I elect to exchange Eligible Options in the Offer, can I change or withdraw my election?
      Yes. You may change or withdraw your election at any time before the expiration of the Offer. If we extend the Offer beyond 11:59 p.m. Eastern Time, on June 14, 2010, you may change or withdraw your election of Eligible Options at any time until the expiration of the extended Offer. You may change your mind as many times as you wish, but you will be bound by the latest dated and properly submitted election we receive before the Offer expires on the expiration date. In addition, you may withdraw your election if we have not accepted the Eligible Options that you elect to exchange within forty (40) business days after the commencement of this Offer.
     Regardless of the manner in which you submitted your original election, you may change or withdraw your election either (i) by returning to the Offer Website, www.salliemaeexchange.com, re-entering your elections to reflect the changes or withdrawals that you wish to make and submitting the revised election, or (ii) by contacting Global Shares via telephone at (877) 231-1697. Your election to change or withdraw a previous election must be received before the Offer expires. Your latest dated election that is properly completed and received before the expiration of the Offer will control. For more information, see Sections III.4 and III.5 of this Offer to Exchange.

Q19.	Am I required to participate in the Offer?
     No. Participation in the Offer is voluntary. If you choose not to participate, you will keep all your options and will not receive any Replacement Options under the Offer. No changes will be made to the terms of your current options. For more information on potential tax issues if you hold incentive stock options, see the tax discussion in Section III.9 of this Offer to Exchange.

Q20.	If I participate in the Offer, do I need to elect to exchange all of my Eligible Options?
     No. You may choose to exchange some, all or none of your Eligible Options on a grant-by-grant basis. You may not elect to exchange only a portion of an Eligible Option grant. However, you may elect to exchange options granted on one grant date but not another grant date. For more information, see Section III.4 of this Offer to Exchange.

Q21.	Will my decision to participate in the Offer have any impact on my ability to receive options in the future?
     No. Your decision to participate or not to participate in the Offer will not have any effect on whether or not you are eligible to receive future option grants or other equity awards. For more information, see Section III.1 of this Offer to Exchange.

Q22.	How do I evaluate if I want to exchange my Eligible Options?
     Because the Option Exchange Program generally results in fewer shares with a lower exercise price, you should evaluate each of your Eligible Option grants individually. When you log onto the Offer Website, www.salliemaeexchange.com, you can model each grant using the “Break Even Calculator” tool and determine the “break even” point, which may help you assess the potential value of each grant, based on various exchange ratios and stock price scenarios that you select to model.

     To illustrate this, consider the following hypothetical situation:
     Assume that you hold an Eligible Option to purchase 1,000 shares of common stock with an exercise price of $21.50 per share at a time when our common stock is trading at $12.00 per share. If the exchange ratio applicable to that option in the Offer is a 2-for-1 exchange ratio, you could exchange the Eligible Option covering 1,000 shares for a Replacement Option covering 500 shares. Even if fully vested, your Eligible Option has no currently realizable value to you until the stock price increases above $21.50 because it is out-of-the-money (i.e., the exercise price of the Eligible Option, $21.50 per share, is greater than the current hypothetical market price of our common stock, $12.00 per share). In this hypothetical situation, you must decide if you will maintain the original Eligible Option that covers 1,000 shares with an exercise price of $21.50 per share or elect to exchange that option for the grant of a Replacement Option for 500 shares with an exercise price equal to the closing price of our common stock as reported by the NYSE on the grant date for the Replacement Option. For more information, see the example in Section II of this Offer to Exchange.

Q23.	If I choose to participate, what will happen to my options that I elect to exchange?
     If you are an Eligible Employee and validly elect to exchange Eligible Options and you do not withdraw your election before the expiration of the Offer, those options will be cancelled if and when we accept them in exchange for Replacement Options. You will no longer have any rights with respect to any Eligible Options that are accepted and cancelled. Any obligations under the option agreement(s) underlying such Eligible Options also will lapse. For more information, see Sections III.7 and III.13 of this Offer to Exchange.

Q24.	What happens to Eligible Options that I do not elect to exchange?
     If you choose not to participate and do not validly elect to exchange Eligible Options or withdraw a previous election before the Offer expires, or your options are not accepted for exchange, your Eligible Options will (a) remain outstanding until they are exercised or cancelled or they expire by their original terms, (b) retain their current exercise price, (c) retain their current vesting schedule and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant, except that, as more fully explained in Question 29 below, the future tax treatment of any Eligible Options that you hold that are incentive stock options may be affected by the Option Exchange Program. There is no action required if you elect to not participate. For more information, see Sections III.6 and III.9 of this Offer to Exchange.

Q25.	When does the Offer expire? How will I know if the Offer is extended?
     The Offer begins at 12:01 a.m., Eastern Time, on May 17, 2010 and is scheduled to expire at 11:59 p.m., Eastern Time, on June 14, 2010 (or, if we extend the Offer period, a later date that we will specify). We currently have no plans to extend the Offer beyond 11:59 p.m., Eastern Time, on June 14, 2010. However, if we do extend the Offer, we will announce the extension by making a public announcement no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date. We currently intend to inform you of announcements regarding the Offer by email to your Company email address and by posting the announcement on the Offer Website. In addition, you can contact the Global Shares call center at (877) 231-1697 at any time to determine if there have been any announcements regarding the Option Exchange Program. For more information, see Sections III.1 and III.8 of this Offer to Exchange.

Q26.	If I participate in the Offer and the Eligible Options that I elect to exchange are accepted, when will I receive my Replacement Options?
     We expect to cancel all Eligible Options that are properly exchanged on the same day that the Offer expires. The Replacement Options will be granted on the same day that the Offer expires. The scheduled expiration date of the Offer is June 14, 2010, and we expect to accept and cancel all Eligible Options that are properly exchanged on June 14, 2010 and to grant Replacement Options no later than June 14, 2010. If the expiration date is extended, then the cancellation date and the Replacement Option grant date would be similarly extended. Information regarding your Replacement Options will be posted to your Merrill Lynch online account as soon as administratively practicable after they are granted. For more information, see Section III.7 of this Offer to Exchange.

Q27.	If the Offer is extended, how does the extension affect when I will receive my Replacement Options?
     If we extend the Offer and you validly submit an election to participate in the Offer prior to the expiration of the Offer, you will become entitled to your Replacement Options, and your Eligible Options will be cancelled, upon the final expiration of the Offer, assuming that you remain an Eligible Employee. You will continue to have the right to change or withdraw your election to participate during any such period that the Offer is extended. For more information, see Section III.8 of this Offer to Exchange.

Q28.	Does participating in the Offer involve any risks? Are there risks in deciding not to participate?
     Yes. Participating in the Offer involves a number of risks, including the risk that the price of our common stock may increase in the future to such an extent that the Eligible Options you exchanged might have been worth more than the Replacement Options you received. Conversely, there is risk associated with keeping your Eligible Options, because the share price of our common stock might increase at a rate that makes the Replacement Options more valuable. Either way, we can make no guarantees or predictions about the future price of our common stock. In evaluating this Offer, you should keep in mind that the future performance of our common stock and the value of your options will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and our stock, and the performance of our business. Due to these factors, there is a possibility that your Eligible Options may remain underwater or that your Replacement Options may go underwater.
     In addition, Replacement Options will have a new vesting schedule, and you must remain employed with the Company in order for the Replacement Options to become vested, subject to any exceptions provided for under the terms of the Replacement Options (such as upon death or disability).
     For more information about these risks as well as risks relating to Company’s business in general, see Section II of this Offer to Exchange and the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, which are available at the SEC’s website at www.sec.gov. We also recommend that you read the discussion about our business contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q. You also should review other developments relating to the Company and our business reported in Current Reports on Form 8-K, also filed with the SEC. Each of these filings is also on the investor page on the Company’s website at www.salliemae.com/investors. For more information about the reports we file with the SEC, see Section III.19 of this Offer to Exchange.
Other Information about the Option Exchange Program

Q29.	Will I owe taxes if I exchange my Eligible Options in the Offer?
     We believe the exchange of Eligible Options for Replacement Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the Replacement Options; however, we advise all Eligible Employees who may consider exchanging their Eligible Options to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Offer.
     Please note that if any of your Eligible Options qualify as incentive stock options and you do not elect to exchange such Eligible Options in response to this Offer, those options will be treated as having been modified if the Offer extends for more than 30 calendar days and, as such, will be treated under the tax rules as having been re-granted. In those circumstances, the tax status of any incentive stock options that you hold may be affected. Any incentive stock options that cease to qualify as incentive stock options will be treated as nonqualified stock options. For more information, see Section III.9 of this Offer to Exchange.

Q30.	Is it likely that an Offer similar to this one will be made in the future?
     No. The Company is making this Offer, in part, due to the current economic environment and other special circumstances surrounding the recent decline in the Company’s stock price. While the Company evaluates its compensation programs periodically, it has no present intention to make a similar offer in the future.

Q31.	What interests do the directors and executive officers of the Company have in the Option Exchange Program?
     As described in the response to Question 3, current and former members of our Board of Directors and our named executive officers are not eligible to participate in the Option Exchange Program and may not elect to exchange Eligible Options in the Offer. The number of shares of common stock subject to Eligible Options held as of May 14, 2010 by our current executive officers who are eligible to participate in the Offer is set forth in Section III.12 of this Offer to Exchange.

Q32.	Do the Company and the Board of Directors recommend that I participate in the Offer?
     Although our Board of Directors has approved the Option Exchange Program and the Offer, neither the Company nor the Board of Directors makes any recommendation as to whether you should participate in the Offer. Similarly, neither the Company nor the Board of Directors makes any prediction about the future price of our common stock.

Q33.	Can I access the Offer Website from home?
     Yes, you can access the Offer Website from any computer with internet access at the following address: www.salliemaeexchange.com. Upon commencement of the Offer, you will be sent an email and paper materials with information describing how to log in to this website.

Q34.	What if I am on vacation or leave of absence during the Offer period? Can I still participate?
     Yes, but your election to participate must be submitted and received before the Offer expires at 11:59 p.m., Eastern Time, on June 14, 2010 (or, if we extend the Offer, a later date that we will specify). It is your responsibility to make sure that your election is received before the time the Offer expires.

Q35.	How will I be notified of any changes to or new information regarding the Option Exchange Program?
     We will notify you of any changes to or new information regarding the Option Exchange Program, including any extension of the expiration date and any adjustment of the exchange ratios, by sending you an email. The announcement will also be posted on the Offer Website at www.salliemaeexchange.com and the Stock Option section of the Sallie Mae Intranet. In addition, you can contact the Global Shares call center at (877) 231-1697 to determine if there have been any announcements regarding the Option Exchange Program. Lastly, any changes or new information will be filed with the SEC under a Schedule TO-I/A. You may obtain a copy of the Schedule TO-I/A on the Company’s website at the investor page, www.salliemae.com/investors, or at www.sec.gov.

Q36.	What if I have additional questions?
     You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and other offer documents to Global Shares at (877) 231-1697 or via email at: salliemaeexchange@globalshares.com.

II. RISKS OF PARTICIPATING IN THE OFFER
          Participating in the Offer involves a number of risks and uncertainties. Conversely, there are risks associated with keeping your Eligible Options and electing not to exchange them in the Offer. We describe some of those risks below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, is incorporated by reference into this Offer. Copies of these filings may be obtained as described in Section III.19 of this Offer to Exchange. You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange, for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer.
          Portions of this Offer (including information incorporated by reference) include “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “project,” “will,” “could,” “would,” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. The most significant of these risks, uncertainties and other factors are described in this Offer to Exchange and in our SEC filings referenced in the immediately preceding paragraph. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange or in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. In addition, the safe harbor protections for forward-looking statements contained in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, do not apply to any forward-looking statements we make in connection with the Offer to Exchange, including any forward-looking statements incorporated herein by reference from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
          The following discussion should be read in conjunction with the financial information in Section III.20 of this Offer to Exchange, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K, 10-Q and 8-K.
Risks That Are Specific to This Offer
If you exchange Eligible Options for Replacement Options in the Offer and your employment with the Company terminates before the Replacement Options fully vest, you generally will forfeit any unvested portion of your Replacement Options.
          If you elect to participate in the Offer, none of the Replacement Options you receive will be vested on the date of grant. Each Replacement Option will be subject to a new vesting schedule based on the vesting schedule of the Eligible Option exchanged. Generally, if you cease to be employed by SLM Corporation or one of our affiliates, any Replacement Options held by you will not continue to vest and any unvested portion of the Replacement Options will be cancelled as of your date of termination. Accordingly, if you exchange Eligible Options for Replacement Options in the Offer and your employment with us terminates for reasons other than death or disability before the Replacement Options fully vest, you will forfeit any unvested portion of your Replacement Options even if the Eligible Options exchanged in the Offer were vested at the time of the exchange.
          Nothing in the Offer should be construed to confer upon you the right to remain an employee of SLM Corporation or one of our affiliates. The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the Replacement Option grant date or thereafter.
If the price of the Company’s common stock increases over time, the value that you can realize from any Replacement Options that you receive in the Offer may be less than the value that you could have realized from the Eligible Options that you exchanged in the Offer.
          We have designed the Offer to make the granting of the Replacement Options accounting expense neutral to the Company in the aggregate. The exchange ratios of shares subject to Eligible Options cancelled in exchange for Replacement Options granted have been determined in a manner intended to result in the grant of Replacement Options that have a fair value (as determined under accounting rules) that is equal to or less than the fair value of the Eligible Options they replace, calculated as of the time that we set the exchange ratios. Consequently, each Replacement Option generally will be, subject to vesting, exercisable for a number of shares that is lower than the number of shares subject to an Eligible Option for which the Replacement Option is exchanged.

          Because the number of shares that will be subject to a Replacement Option is generally lower than the number of shares subject to an Eligible Option for which it is exchanged, it is possible that, at some point in the future, the Eligible Options that you exchanged would have been economically more valuable than the Replacement Options granted in the Offer. For example, assume:
•	You have an option from 2007 to purchase 1,000 shares at an exercise price of $45.41, and an option from 2008 to purchase 1,000 shares at an exercise price of $21.50;

•	The closing price of SLM Corporation common stock on the date of the new grant is $12.06; and

•	The exchange ratios are as set forth in the table below.
As you can see in the chart below, by exchanging your 2007 grant, you would receive an option to purchase 503 shares at the new exercise price of $12.06 per share. And by exchanging your 2008 grant, you would receive an option to purchase 865 shares, also at $12.06 per share.

	Exercise price	Shares subject	Exercise price		Shares subject
	of existing	to existing	of replacement	Exchange	to replacement
	option	option	options*	ratio	options
2007 grant	$45.41	1,000	$12.06	1.9856 to 1	503
2008 grant	$21.50	1,000	$12.06	1.1551 to 1	865

*Note:	The actual exercise price of Replacement Options will be established on the day they are granted, on the same day that the Offer expires. These exercise prices are for illustrative purposes only.
          As shown by the table below, depending on the price of our shares, the Eligible Options could have a higher realizable value than Replacement Options granted in exchange for those Eligible Options, meaning that in certain cases you could have a greater pre-tax profit if you had retained the Eligible Options, exercised them and immediately sold the shares, than if you had exchanged them for Replacement Options, exercised the Replacement Options and sold the shares. The share price at which the Eligible Options become more valuable than Replacement Options depends upon a number of factors, including the exercise price of the Eligible Option and the Replacement Option and the applicable exchange ratio.

	2007 Grant		2008 Grant
		Potential gain of		Potential gain of
	Potential gain of	replacement option	Potential gain of	replacement option
	option to purchase	to purchase 503	option to purchase	to purchase 865
	1,000 shares at	shares at new	1,000 shares at	shares at new
	existing exercise	exercise price of	existing exercise	exercise price of
If the stock is at:	price of $45.41:	$12.06:	price of $21.50:	$12.06:
Less than $12	$0	$0	$0	$0
$12	$0	$0	$0	$0
$17	$0	$2,485	$0	$4,273
$22	$0	$5,000	$500	$8,598
$27	$0	$7,515	$5,500	$12,923
$32	$0	$10,030	$10,500	$17,248
$37	$0	$12,545	$15,500	$21,573
$42	$0	$15,060	$20,500	$25,898
$47	$1,590	$17,575	$25,500	$30,223
$52	$6,590	$20,090	$30,500	$34,548
$57	$11,590	$22,605	$35,500	$38,873
$62	$16,590	$25,120	$40,500	$43,198

          Note that the foregoing example is provided by way of information only. Amounts shown as “potential gain” represent hypothetical values before taking into account the effect of income taxes and brokerage commissions, based on the assumption that options are exercised and the shares of our common stock received upon the option exercise are sold at the share prices indicated in the left hand column.
If the Company is acquired by or merges with another company, the value of the Replacement Options that you receive in the Offer may ultimately be less than the value of the Eligible Options that you elected to exchange in the Offer.
          A transaction involving the Company, such as a merger or other acquisition, could have a substantial effect on our share price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, holders of Eligible Options who elect to participate in the Offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those holders of Eligible Options who did not participate in this Offer and retained their Eligible Options.
          Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. Generally, if you cease to be employed by us for reasons other than death or disability, any Replacement Options held by you will not continue to vest and any unvested portion of the Replacement Options will be cancelled as of your date of termination. Accordingly, if you exchange Eligible Options for Replacement Options in the Offer and your employment with us terminates before the Replacement Options fully vest, you will forfeit any unvested portion of your Replacement Options even if the Eligible Options cancelled in the Offer were vested at the time of the exchange. Finally, there is no certainty as to how options or other equity awards, and in particular unvested equity awards, will be treated in any such acquisition. Thus, it is possible that the treatment of Replacement Options in any such transaction may be less favorable than the treatment of Eligible Options.
The exchange ratios used in the Offer may not accurately reflect the value of your Eligible Options at the time of their exchange.
          The calculation of the exchange ratios for the Eligible Options in the Offer was based on the valuation method that we apply for accounting purposes and relies on numerous assumptions. If a different method or different assumptions had been used, or if the exchange ratios had been calculated as of a different date, the exchange ratio for an Eligible Option may have varied from the applicable exchange ratio reflected in this Offer. The valuation method that we used for establishing the exchange ratios is designed to establish an estimated fair value of options as of the date the exchange ratios were calculated and is not a prediction of the future value that might be realized through Eligible Options or Replacement Options.
If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences of participating in the Offer.
          If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You are encouraged to consult your own tax advisors to discuss these consequences.
If you have incentive stock options, the tax treatment of Replacement Options may not be as favorable, and if the Offer extends for more than 30 calendar days, the tax status of any incentive stock options that you hold may be affected.
          Because all Replacement Options issued in the Offer will be nonqualified stock options, an individual’s tax treatment upon exercise of the Replacement Options may differ from the treatment otherwise applicable to the Eligible Options exchanged in the Offer. An Eligible Employee who is subject to U.S. tax and participates and receives the Replacement Options will recognize ordinary income upon exercise of the Replacement Options equal to the excess, if any, of the fair market value of the purchased common stock on the exercise date over the exercise price paid for those shares. If the Eligible Employee is subject to U.S. income taxes at the time of exercise of the Replacement Options, the ordinary income will be subject to applicable tax withholding. Upon disposition of the shares resulting from the exercise of the Replacement Options, the Eligible Employee will recognize a capital gain or loss (which will be long- or short-term depending upon whether the shares were held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount recognized as ordinary income upon acquisition of the shares.

          Any incentive stock options that are Eligible Options subject to the Offer but that you do not elect to exchange in response to this Offer will be treated as having been modified if the Offer extends for more than 30 calendar days and, as such, will be treated under the tax rules as having been regranted. In those circumstances, the tax status of any incentive stock options that you hold may be affected even if you elect not to participate in the Offer. Any incentive stock options that cease to qualify as incentive stock options will be treated as nonqualified stock options for purposes of determining U.S. income tax treatment. See Section III.9 of this Offer to Exchange for more information.
Risks Relating to Our Business Generally
          You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and the information provided in this Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether to elect to exchange your Eligible Options. You may access these filings electronically at the SEC’s website at www.sec.gov or on our website at the investor page, www.salliemae.com/investors. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you without charge to you. See Section III.19 of this Offer to Exchange for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

III. THE OFFER
          The following information provides important additional details regarding the Offer.
           1. General; Eligibility; Offer Expiration Time
          SLM Corporation is offering certain employees a limited opportunity to exchange certain employee stock options for Replacement Options covering in most cases a lesser number of shares of our common stock. The Offer is described in and subject to the terms and conditions set forth in this Offer to Exchange.
          Eligible Employees. With the exception of the excluded individuals described below, all current employees who hold Eligible Options, who are employed by SLM Corporation or one of our affiliates on the date we commence the Offer, and who continue to be employed by SLM Corporation or one of our affiliates through the expiration of the Offer, will be eligible to participate in the Option Exchange Program.
          Employees on vacation or an approved leave of absence during the Offer period may participate in the Offer. All Eligible Employees, including those on vacation or on leave during the Offer period, are subject to the same deadline to submit elections to exchange Eligible Options pursuant to this Offer.
          Current and former members of our Board of Directors and our named executive officers (i.e., those executive officers named in the compensation tables included in the 2010 proxy statement that we filed with the SEC) are not eligible to participate in the Option Exchange Program. Any executive officer who is not named in the compensation tables included in the 2010 proxy statement that we filed with the SEC is eligible to participate in the Option Exchange Program.
          Eligible Options. We are offering to exchange only SLM Corporation stock options that are Eligible Options held by Eligible Employees. Eligible Options are stock options exercisable for SLM Corporation common stock that:
•	were granted on or before January 31, 2008;

•	have an exercise price that is greater than or equal to $20.94 per share, which is 150% of the fifty-two week high trading price of the Company’s common stock as of the commencement of the Offer;

•	have a remaining term that expires after January 1, 2011;

•	were not granted under a stock swap program permitting the issuance of additional “replacement options” in the context of stock-for-stock exercises; and

•	are outstanding (that is, are not previously exercised, expired, terminated or forfeited) as of the start date of the Offer and at the time the Offer expires.
          Eligible Options include vested and unvested options, and incentive stock options as well as nonqualified stock options. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.
          The equity incentive plans under which Eligible Options have been granted include the following plans adopted by us (collectively, the “Equity Plans”):
•	the SLM Corporation Incentive Plan;

•	the SLM Corporation Management Incentive Plan; and

•	the SLM Corporation Employee Stock Option Plan.
          The Company will determine which stock option grants are Eligible Options under the Option Exchange Program for purposes of the Offer.

          If an employee stock option that you hold (either vested or unvested) expires, terminates or is forfeited before the date the Offer expires, whether because of termination of your employment or otherwise, that stock option will not be an Eligible Option. Only stock options that have not expired, terminated or been forfeited, that remain outstanding on the date the Offer expires and that are held by an employee of SLM Corporation or one of our affiliates will be Eligible Options. To help you review your outstanding Eligible Options and give you the information to assist you in making an informed decision, we are providing you information regarding your Eligible Options, including grant date, expiration date, exercise price per share, and total shares underlying each Eligible Option unvested/vested. This information will be available to you once you log in to your password-protected personalized election page on the Offer Website, www.salliemaeexchange.com. You will need to follow the instructions that were emailed and sent to you to access your personal information on the Offer Website. The Offer Website also sets forth the exchange ratio applicable to each Eligible Option you hold. You may also confirm this information by contacting Global Shares via telephone at (877) 231-1697. In addition, on the Offer Website, you can model each of your Eligible Option grants using the “Break Even Calculator” tool and determine the “break even” point, which may help you assess the potential value of each grant, based on various exchange ratios and stock price scenarios that you select to model. Please note that if your employment with the Company terminates before the Offer expires, the existing terms of your option agreements and the Equity Plans will govern the impact of employment termination on your options. The information regarding your Eligible Options provided on the Offer Website may not be updated to reflect any changes in the eligibility of the options that you hold if your employment terminates after May 17, 2010, and your access to the Offer Website may be blocked.
          Elections to exchange options that do not qualify as Eligible Options will not be accepted. For example, if your employment terminates during the Offer period, your unvested options will terminate (whether or not you have elected to exchange them) unless your option agreements or option documents provide otherwise, and the Company will not accept any elections to exchange such terminated unvested options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.
          Offer Expiration Time. The Offer begins at 12:01 a.m., Eastern Time, on May 17, 2010 and is scheduled to remain open until 11:59 p.m., Eastern Time, on June 14, 2010 (or, if we extend the Offer period, a later date that we will specify). We currently have no plans to extend the Offer beyond June 14, 2010. However, if we do extend the Offer, we will announce the extension by making a public announcement no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date. See Section III.8 for a description of our rights to extend, delay, terminate and amend the Offer.
          We will publish a notice if we decide to:
•	increase or decrease the amount of consideration offered for the Eligible Options; or

•	increase or decrease the number of Eligible Options that may be tendered in the Offer.
          If the Offer is scheduled to expire within ten (10) business days after the date on which we notify you of such an increase or decrease, we will also extend the Offer for a period of at least ten (10) business days after the date the notice is published.
          Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by email and by posting the announcement on the Offer Website at www.salliemaeexchange.com. In addition, you can contact the Global Shares call center at (877) 231-1697 to determine if there have been any announcements regarding the Option Exchange Program. Lastly, communications regarding changes or new information will be filed with the SEC under a Schedule TO-I/A.
          A “business day” means any day other than a Saturday, a Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m. (midnight) Eastern Time.
          No Impact on Future Awards. Your decision to participate or not to participate in the Offer will not have any effect on whether or not you are eligible to receive future option grants or other equity awards. Eligibility for future option grants and equity awards will remain subject to the discretion of the Company and will not depend on whether you participate in the Offer. In general, the Company has historically granted equity compensation to selected officers and employees and expects to continue to do so.

          Our determinations under the Option Exchange Program. We will determine all questions as to employee and option eligibility, form, validity (including time of receipt) and acceptance of any elections to exchange Eligible Options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.
           2. Terms of Replacement Options
          Replacement Options issued in exchange for Eligible Options will be issued under the 2009-2012 Incentive Plan. The terms of Replacement Options may be different than the terms of the Eligible Options that you elect to exchange.
          The Option Exchange Program is not a one-for-one exchange. Eligible Employees electing to exchange an outstanding Eligible Option will receive a Replacement Option that is unvested and that, once vested, will generally be exercisable for a lesser number of shares of common stock than the Eligible Option cancelled in exchange. The number of shares underlying an Eligible Option necessary to receive one share underlying a Replacement Option is referred to as the “exchange ratio.” The exchange ratios for the Eligible Options are shown in Schedule A to this Offer to Exchange.
          The number of shares subject to a Replacement Option granted in exchange for each Eligible Option pursuant to this Offer will be determined by dividing the number of shares underlying the Eligible Option by the applicable exchange ratio and rounding the result down to the nearest whole share.
          For example:
•	If an Eligible Employee exchanged an Eligible Option for 1,000 shares granted on January 25, 2007 and the exchange ratio was one share subject to a Replacement Option for every 1.9856 shares subject to the Eligible Option, the Eligible Employee would receive a Replacement Option for 503 shares in exchange for the Eligible Option (1,000 divided by 1.9856, and rounded down to the nearest whole share).

•	If the Eligible Employee also exchanged another Eligible Option for 1,000 shares granted on January 31, 2008 and the exchange ratio was one share subject to a Replacement Option for every 1.1551 shares subject to the Eligible Option, the Eligible Employee would receive a Replacement Option for 865 shares in exchange for the Eligible Option (1,000 divided by 1.1551, and rounded down to the nearest whole share).
          The exchange ratios have been determined in a manner intended to result in the grant of Replacement Options that have a fair value (as determined under applicable accounting rules) that is approximately equal to or less than the fair value of the Eligible Options they replace, as of the time the exchange ratios were set.
          The exchange ratios are based on the fair value of the Eligible Options and the fair value of the Replacement Options determined as of May 10, 2010, calculated using the Black-Scholes option pricing model, which takes into account a number of factors. The Black-Scholes option pricing model is the same valuation model that we use to value compensatory options for accounting purposes. For purposes of determining the exchange ratios, we calculated the fair value of the Eligible Options and Replacement Options under the Black-Scholes option pricing model, using the following factors:
•	original exercise price;

•	assumed value of $12.06 per share of our common stock (the closing price on the NYSE on May 10, 2010);

•	expected implied volatility of our common stock of 44.73% to 49.92%;

•	the expected term for the Eligible Options and the expected term for the Replacement Options, based on current pay grade; and

•	risk-free rate of .24% to 2.67%.
          In order to establish the exchange ratios, the fair value of each Eligible Option was calculated as of May 10, 2010 using the Black-Scholes option pricing model, and these values were compared to the estimated fair values of Replacement Options. After calculating the fair values of the Eligible Options and the Replacement Options under the Black-Scholes option pricing model using the factors listed above, we divided the value of the Replacement Options by the value of the Eligible Options to obtain a ratio. For example, if an Eligible Option is exercisable for 250 shares and the Eligible Option has a fair value of $4 per share, and a Replacement Option has a fair value of $10 per share, the ratio of Eligible Options to Replacement Options is 2.5 to 1 (that is, $10 divided by $4), so the Eligible Option could be exchanged for a Replacement Option covering 100 shares (250 shares divided by 2.5 rounded down to the nearest whole share).
          Some Eligible Options with the same grant date, exercise price and general vesting terms are held by both Eligible Employees at or below grade 9 and Eligible Employees at or above grade 10, generally as a result of employees changing positions after the Eligible Options were initially granted. In establishing the exchange ratios for these options, we have applied a longer expected term assumption for Eligible Options held by Eligible Employees at or above grade 10, which results in a less favorable exchange ratio. This is because our option grants to these employee groups typically have had vesting terms and have operated as a component of compensation programs that are different from those applicable to options that we have granted to our other employees, and are designed to emphasize a long-term perspective and reinforce alignment with shareholders’ long-term interests. Consistent with our overall compensation programs, Replacement Options granted to employees who are grade 10 and above are expected to be held for a longer term, even if those employees exchange Eligible Options that were granted to them when they were in a lower pay grade (and vice versa). The exchange ratios for options held by employees who are grade 10 and above reflect a value-for-value exchange ratio based on the expectation that the options are held for a longer term.

          If, as a result of changes in the factors used to calculate the fair value of Eligible Options and Replacement Options, the Company determines in good faith that, as of June 7, 2010, the aggregate fair values of all Eligible Options would be either $1 million more or $1 million less than the aggregate fair value of all Replacement Options (as calculated according to U.S. generally accepted accounting principles based on the exchange ratios announced upon commencement of the Offer and assuming for purposes of both valuations that all Eligible Options are elected to be exchanged), we may adjust the exchange ratios in order to more closely align the aggregate grant date fair value of Replacement Options with the fair value of Eligible Options. Adjusting the exchange ratios in this manner will help ensure that the value-for-value objective of the Offer is satisfied nearer to the time when Replacement Options are granted. If we adjust the exchange ratios, we will notify Eligible Employees, and you will have at least two (2) business days to consider the adjusted ratios before the Offer expires. The Offer Website will be updated to reflect any adjustment to the exchange ratios.
          We currently intend to inform you of announcements regarding the Offer by email to your Company email address and by posting the announcement on the Offer Website. You can contact the Global Shares call center at (877) 231-1697 to determine if there have been any announcements regarding the Option Exchange Program, including with respect to the exchange ratios. In addition, communications regarding changes or new information will be filed with the SEC under a Schedule TO-I/A. You may obtain a copy of the Schedule TO-I/A at the investor page on the Company’s website at www.salliemae.com/investors, or at www.sec.gov. You can also obtain a copy of the Schedule TO-I/A without charge by contacting the Office of the Corporate Secretary, SLM Corporation, 12061 Bluemont Way, Reston, Virginia 20190.
          Terms of Replacement Options. Each Replacement Option will be granted under the 2009-2012 Incentive Plan and will have substantially the same terms and conditions that we currently apply to awards granted under the 2009-2012 Incentive Plan, except as described below. Your election to exchange Eligible Options in exchange for Replacement Options, as applicable, constitutes your agreement to and acceptance of the terms and conditions of the Replacement Options upon grant. The form of the grant agreement setting forth the terms and conditions that will be applicable to the Replacement Options is available on the Offer Website, www.salliemaeexchange.com, and the Merrill Lynch website, www.benefits.ml.com, and the applicable form is provided on the Sallie Mae Intranet site at http://salliemaecentral.com/legal/esop/plandocs.htm. The Replacement Options will have the following terms:
•	Each Replacement Option will have an exercise price equal to the closing price of our common stock on the date the Replacement Options are granted, which will occur on the same day that the Offer expires;

•	Each Replacement Option will be, subject to vesting, in most cases exercisable for a lesser number of shares than were subject to the Eligible Option for which it is exchanged;

•	Each Replacement Option will not be vested and will not be exercisable on the date it is granted, and each Replacement Option will have a new vesting condition of six months, twelve months or two annual installments following the grant date, depending on the original vesting terms of the Eligible Option; and

•	Each Replacement Option will maintain the original term of the Eligible Option for which it was exchanged.
          Further information regarding the terms applicable to Replacement Options is set forth below.
          Exercise Price. The Offer will extend for at least twenty (20) business days after it is commenced. The Replacement Options will be granted on the same day that the Offer expires. All Replacement Options will have an exercise price equal to the closing price of our common stock on the NYSE on the grant date for the Replacement Options, which will be the closing price reported on a consolidated basis on the NYSE on the grant date. The terms of the Option Exchange Program, including the date that the Offer concludes, are subject to governmental requirements which could result in concluding the Offer at a later date. Additionally, the Compensation and Personnel Committee of the Board of Directors may otherwise decide to amend, postpone or not proceed with the commencement of the Offer, or under certain circumstances, cancel the Offer once it has commenced. The closing price of our common stock on the NYSE on May 10, 2010 was $12.06 per share.
          Vesting. Our employee stock options cannot be exercised until they vest, with vesting based upon the employee’s continued employment with SLM Corporation or one of our affiliates. None of the Replacement Options will be vested on the date of grant. Replacement Options will vest in six months, twelve months or two annual installments following the grant date, depending on the original vesting terms of the Eligible Options. Many of the Eligible Options vest and become exercisable when our stock price reaches a certain target, expressed as a premium to the option’s exercise price, for a specified period of days. Replacement Options received in exchange for Eligible Options containing price-vesting requirements and which are not vested on the date Replacement Options are granted will vest in two equal annual installments, one installment per year. Replacement Options received in exchange for Eligible Options containing time-vesting requirements and which are not vested on the date Replacement Options are granted will vest twelve months from the date Replacement Options are granted.

Replacement Options received in exchange for Eligible Options that are vested upon the date Replacement Options are granted will vest six months from the date Replacement Options are granted. The Replacement Options will vest as described regardless of the extent to which the corresponding Eligible Options were vested.
          The following chart summarizes the schedule and, assuming a June 14, 2010 grant date, vesting dates applicable to Replacement Options:

Eligible Option	Eligible Option Vesting
Vesting Schedule	Status on Grant Date	Replacement Option Vesting Schedule
Time Vested	Vested	The Replacement Options will vest six months from the grant date, on December 14, 2010.

Price Vested	Vested	The Replacement Options will vest six months from the grant date, on December 14, 2010.

Time Vested	Unvested	The Replacement Options will vest twelve months from the grant date, on June 14, 2011.

Price Vested	Unvested	The Replacement Options will vest over a two-year vesting schedule: 50% will vest on June 14, 2011, and 50% will vest on June 14, 2012.
          For example, if you have a time vested Eligible Option that is vested and exercisable as to fifty percent (50%) of the shares subject to the option, and you elect to exchange that Eligible Option in the Offer, the Replacement Option granted to you will become vested as to one-half of the shares subject to the Replacement Option on the date that is six months from the date the Replacement Option is granted and will become vested as to the remainder of the shares on the one year anniversary of the date the Replacement Option is granted.
          You should also keep in mind that if you exchange Eligible Options for Replacement Options and you cease to be employed by SLM Corporation or one of our affiliates before the shares subject to the Replacement Options vest, you generally will forfeit any unvested portion of your Replacement Options, even if the Eligible Options that you elected to exchange for the Replacement Options were vested.
          Term. Each Replacement Option will maintain the original term of the Eligible Option for which it was exchanged. Pursuant to the terms of Replacement Options, the expiration of a Replacement Option is accelerated upon your termination of employment with the Company. Generally, if an Eligible Employee ceases to be employed by us for reasons other than death or disability, any Replacement Option held by such employee will not continue to vest and any unvested portion of the Replacement Option will be cancelled as of the Eligible Employee’s date of termination. Nothing in the Offer should be construed to confer upon you the right to remain an employee of the Company or one of our affiliates. The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain an employee of SLM Corporation or one of our affiliates until the grant date for the Replacement Options or thereafter.
          Other Terms and Conditions. The other terms and conditions of the Replacement Options will be set forth in an option agreement to be entered into as of the Replacement Option grant date and otherwise governed by the terms and conditions of the 2009-2012 Incentive Plan. Your election to exchange Eligible Options for Replacement Options constitutes your agreement to and acceptance of the terms and conditions of the Replacement Options upon grant. Replacement Options will be characterized for U.S. federal income tax purposes as nonqualified stock options. The common stock issuable under the Replacement Options is currently registered on a registration statement filed with the SEC.
          NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF SLM CORPORATION OR ONE OF OUR AFFILIATES. THE TERMS OF YOUR EMPLOYMENT WITH US ARE NOT AFFECTED OR CHANGED BY THE OFFER. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN AN EMPLOYEE OF SLM CORPORATION OR ONE OF OUR AFFILIATES UNTIL THE GRANT DATE FOR THE REPLACEMENT OPTIONS OR THEREAFTER.
          GENERALLY, IF YOU EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOU CEASE TO BE EMPLOYED BY US BEFORE THE REPLACEMENT OPTIONS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR REPLACEMENT OPTIONS.

           3. Purpose
          We are implementing the Option Exchange Program to incentivize our employees and re-align their interests with those of shareholders in light of factors that have affected our stock price over the last several years. Granting Replacement Options in exchange for the cancellation of Eligible Options also will reduce outstanding stock option “overhang” and allow us to recapture value from accounting compensation costs while not creating additional compensation expense.
          Since 1997, the Company has granted stock options to nearly all full-time employees. As of May 10, 2010, approximately 3,900 of our active employees held stock options, which represents 46% of active employees and 63% of employees who have been with the Company at least one year. The average Eligible Employee holds stock options on 7,700 shares. We believe our broad-based equity incentive program helps us to align employee and shareholder interests, motivate our employees, and retain experienced, high-performing and productive employees.
          As a result of the decline in our stock price, however, many of our employees now hold stock options with exercise prices that are significantly higher than the current market price of our common stock. Moreover, many of our employee stock options vest and become exercisable when our stock price reaches a certain target, expressed as a premium to the option’s exercise price, for a specified period of days, and thus many employee stock options have never become exercisable. Although our business has stabilized, there can be no assurance our stock price will increase significantly in the near term. We believe that having significantly “underwater” stock options does not provide effective performance or retention incentives. At the same time, we believe we must continue to maintain competitive incentive programs in order to retain remaining valuable employees in order to promote long-term shareholder value. We believe the Option Exchange Program will enhance employee incentives going forward.
          We believe the significant decline in our stock price is likely due to several factors. Since the summer of 2007, conditions in the capital markets, legislative developments and regulatory actions taken by the federal government have had and are continuing to have a significant effect on the Company. Most recently, during the latter half of March 2010, the U.S. Congress passed the Health Care and Education Affordability Reconciliation Act of 2010, which eliminates the Federal Family Education Loan Program (“FFELP”). The elimination of the FFELP significantly impacts the profitability and prospects of our business originating, servicing and collecting student loans originated under the FFELP. For more information on these factors, see the discussions of our results of operations in our Annual Report Form 10-K for the fiscal year ended December 31, 2009, as well as our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, each of which is available at the SEC’s website at www.sec.gov or on our website at the investor page, www.salliemae.com/investors.
          The proposed Option Exchange Program has been designed in a manner intended to ensure that the fair value of the Replacement Options granted in the Option Exchange Program will be approximately equal to or less than the fair value of the stock options exchanged in the Option Exchange Program. We believe the Option Exchange Program is an efficient and cost-effective way to provide incentives to Eligible Employees and align Eligible Employees’ interests with long-term shareholder interests as follows:
•	Provide Renewed Incentives to Our Employees Who Participate in the Option Exchange Program. As of May 10, 2010, the closing price of our common stock on the NYSE was $12.06 per share and the weighted average exercise price of Eligible Options was $35.98 per share. As of that date, approximately 40% of our stock options, representing 17.6 million shares, held by approximately 3,600 employees who would be eligible to participate in the Option Exchange Program, had exercise prices greater than 150% of the fifty-two week high trading price of our common stock as of May 10, 2010. As a result, it is our opinion that these stock options do not currently provide meaningful retention or incentive value to our employees for the longer term. We believe the Option Exchange Program will enable us to promote long-term shareholder value by providing greater assurance that we will be able to retain experienced and productive employees, by increasing the motivation of our employees generally, and by more closely aligning employee and shareholder interests through our equity compensation programs. By offering Replacement Options that are subject to time-based vesting requirements, the Option Exchange Program will offer a meaningful retention incentive for participating employees to remain with us in order to vest in, and benefit from, the Replacement Options. Motivating and retaining employees in light of the Company’s upcoming restructuring efforts and in light of recent legislative developments is particularly critical to the Company as it sets out to deliver on its more focused strategy, and we believe that our equity compensation programs are a critical tool in this regard.

•	Cost-Effective Approach. The proposed Option Exchange Program is designed so the Company will incur little or no incremental compensation cost other than as a result of variations between the date that we establish the exchange ratios and the date that the Replacement Options are granted. Under applicable accounting rules, we will recognize a total of more than $93 million in compensation expense related to Eligible Options, $5.3 million of which we would recognize in the future even if these stock options remain outstanding and are never exercised and the rest of which we have already recognized. We believe it is not desirable to continue to recognize compensation expense on options that are not perceived by our employees as providing value. By replacing options that have little or no retention or incentive value with options with a lower exercise price, while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs), we will be making more efficient use of our resources. At the same time, the Option Exchange Program allows the Company to re-motivate and compensate its employees while managing liquidity and cash flow by avoiding the need to enhance cash compensation arrangements to retain and compensate valued employees.
•	Use of Shares in an Efficient Manner. The Option Exchange Program will meaningfully reduce the number of shares that are subject to outstanding stock options. All stock options exchanged as part of the Option Exchange Program will be cancelled upon completion of the Offer, and the shares underlying those stock options will not be available for new grants, except to the extent that the shares are used to grant Replacement Options under the 2009-2012 Incentive Plan. Assuming that Eligible Options include options granted on or before January 31, 2008 and have exercise prices equal to or greater than 150% of the fifty-two week high trading price of our common stock as of May 10, 2010, Eligible Options to purchase an aggregate of 17.6 million shares of common stock were held by employees who would be eligible to participate in the Option Exchange Program. These Eligible Options currently have exercise prices ranging from $21.50 to $55.82 per share, a weighted average exercise price of $35.98 per share and a weighted average remaining term of 5.62 years. These Eligible Options comprised approximately 3.6% of the 485.8 million shares of common stock subject to outstanding stock options as of that date. We believe that having these underwater options remain outstanding does not serve the interests of our shareholders and does not provide the benefits intended by our equity compensation program.
           4. Procedures for Electing to Exchange Eligible Options
          The Offer expires at 11:59 p.m., Eastern Time, on Monday, June 14, 2010. Unless we extend the Offer for all Eligible Employees, no exceptions will be made to this deadline. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Offer at any time. If we extend the Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.
          If you want to exchange any of your Eligible Options, you must submit your election so that it is received before this Offer expires. You may submit your election in the following ways:
•	By Internet. Eligible Employees may submit an election to exchange Eligible Options online at the Offer Website, which is available at www.salliemaeexchange.com. Your online election must be submitted and received before the expiration of the Offer at 11:59 p.m., Eastern Time, on June 14, 2010 (or, if we extend the Offer, a later date that we will specify).
•	By Phone. Eligible Employees may submit an election to exchange Eligible Options via telephone by contacting Global Shares at (877) 231-1697. Your telephone election must be submitted and received before the expiration of the Offer at 11:59 p.m., Eastern Time, on June 14, 2010 (or, if we extend the Offer, a later date that we will specify).
          Responses submitted by any other means, including mail, email, fax or hand delivery, are not permitted.
          The Offer Website contains important information regarding your Eligible Options, including grant date, expiration date, exercise price per share, and total shares underlying each Eligible Option unvested/vested. The Offer Website also sets forth the exchange ratio applicable to each Eligible Option you hold. We currently intend to inform you of announcements regarding the Offer by email to your Company email address and by posting the announcement on the Offer Website. In addition, you can contact the Global Shares call center at (877) 231-1697 to determine if there have been any announcements regarding the Option Exchange Program.

          The proper submission of any election, change of election or withdrawal of election is your responsibility. Only responses that are complete and actually received before the time the Offer expires will be eligible to be accepted. If your election is not received by the Offer expiration time, you will be deemed to have rejected this Offer. We are under no obligation to contact you to confirm your election not to participate.
          If you elect to participate in the Offer, you may elect to exchange your Eligible Options on a grant-by-grant basis. So, if you elect to exchange any Eligible Options granted to you on a particular grant date, you must elect to exchange all Eligible Options granted to you for that grant date to the extent not previously exercised. However, you may elect to exchange options granted on one grant date but not those granted on another grant date.
          If you are subject to the Company’s trading window policy, it does not apply to your ability to make, change or withdraw any election under the Offer. You do not need to return your stock option agreements relating to any Eligible Options that you have elected to exchange, as they automatically will be cancelled if we accept the Eligible Options for exchange.
          For elections submitted through the Offer Website, an election confirmation screen and a subsequent email confirmation will be generated when your election is received and again if you submit any change in your election or withdraw your election. You should print and save a copy of the confirmation for your records. If you submit your election, a change in your election or a withdrawal of your election via telephone, we intend to send you a confirmation via email within a reasonable time. If you do not receive a confirmation before the expiration date of the Offer, it is your responsibility to confirm that we have received your election or any change or withdrawal of your election before the Offer expires at 11:59 p.m., Eastern Time, on June 14, 2010. You can confirm the receipt of your election, a change in your election or a withdrawal of your election by calling Global Shares at (877) 231-1697.
           5. Withdrawal Rights and Change of Elections
          If you elect to exchange Eligible Options in the Offer and later change your mind, you may change or withdraw your election at any time before the expiration of the Offer provided that you comply with the provisions of this Section III.5. If we extend the Offer, you may change or withdraw your election to exchange Eligible Options at any time until the expiration of the extended Offer. You may change your mind as many times as you wish, but you will be bound by the latest dated election that is properly completed and received before the expiration of the Offer. In addition, you may withdraw your election to exchange Eligible Options if we have not accepted Eligible Options that you elect to exchange within forty (40) business days after the commencement of this Offer.
          Regardless of the manner in which you submitted your original election, you may change or withdraw your election either (i) by returning to the Offer Website, www.salliemaeexchange.com, re-entering your elections to reflect the changes or withdrawals that you wish to make and submitting the revised election, or (ii) by contacting Global Shares via telephone at (877) 231-1697. Your online or telephone election to change or withdraw a previous election must be submitted and received before the expiration of the Offer at 11:59 p.m., Eastern Time, on June 14, 2010 (or such later date as may apply if the Offer is extended). Your latest dated election that is properly completed and received before the expiration of the Offer will control.
          If you withdraw a previous election to exchange Eligible Options, that withdrawal election may not be revoked after the Offer expires. Neither we nor any other person is obligated to give you notice of any errors in any change of election or withdrawal submitted by you, and no one will be liable for failing to give notice of any errors. We will determine all questions as to the form and validity (including time of receipt) of withdrawals. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.
           6. Electing Not to Exchange Eligible Options
          Participation in the Offer is voluntary, and there are no penalties for electing not to exchange any of your Eligible Options. If you do not want to exchange your options in the Offer, you do not need to do anything. Only responses that are complete and actually received before the expiration of the Offer will be eligible to be accepted. If we do not receive a valid election from you by the Offer expiration time, you will be deemed to have rejected this Offer. Any Eligible Options that you do not validly elect to exchange will remain outstanding on the same terms and conditions on which they were granted, except that, as more fully explained in Section III.9 below, the future tax treatment of any Eligible Options that you hold that are incentive stock options may be affected by the Offer. If we do not receive either your online or telephone election before 11:59 p.m., Eastern Time, on the expiration date, which is currently June 14, 2010, we will interpret this as your election not to participate in the Offer, and none of your Eligible Option will be exchanged for Replacement Options. We are under no obligation to contact you to confirm your election not to participate.

           7. Acceptance of Eligible Options for Exchange; Issuance of Replacement Options
          Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to form, validity (including time of receipt), eligibility and acceptance of any elections to exchange Eligible Options. We may reject any or all submissions of Eligible Options that we determine were not properly completed or that we determine are unlawful to accept. Options that you elect to exchange, but that do not qualify as Eligible Options, will not be accepted. For example, if your employment terminates during the Offer period, your unvested options will terminate (whether or not you have elected to exchange them) unless your agreements or option documents provide otherwise, and the Company will not accept any elections to exchange such terminated unvested options. Subject to our rights to extend, terminate and amend the Offer, we expect to accept upon expiration of the Offer all Eligible Options that are subject to proper elections to exchange and that are not properly withdrawn.
          We may waive any defect or irregularity in any election with respect to any particular Eligible Options or any particular Eligible Employee. No Eligible Options will be treated as subject to a valid exchange election until any defects or irregularities have been cured by the Eligible Employee electing to exchange the Eligible Options or waived by us. Neither we nor any other person are obligated to give notice of receipt of any election or of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of receipt of any election or any defects or irregularities.
          Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.
          Acceptance. If you are an Eligible Employee and validly elect to exchange Eligible Options and you do not withdraw that election before the date the Offer expires, we expect to accept your options.
          Our Acceptance Constitutes an Agreement. Your election to exchange your Eligible Options according to the procedures described above will constitute your acceptance of the terms and conditions of the Offer. Our acceptance of your Eligible Options that you validly elect to exchange will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer. When we accept Eligible Options that you validly elect to exchange, the options automatically will be cancelled and rendered null and void and you, by electing to exchange your Eligible Options, irrevocably release all of your rights with respect to the Eligible Options. Your election to exchange Eligible Options for Replacement Options constitutes your agreement to and acceptance of the terms and conditions of the Replacement Options upon grant.
          Timing of Acceptance. Subject to our rights to extend, terminate and amend the Offer before the date the Offer expires and to the satisfaction of or our waiver of all of the conditions to the Offer, we will accept promptly after the expiration of the Offer all Eligible Options that are subject to proper elections to exchange and that have not been properly withdrawn.
          Issuance of Replacement Options. We expect to cancel all properly Eligible Options that are subject to valid elections to exchange on the same day that the Offer expires. The Replacement Options will be granted on the same day that the Offer expires. The scheduled expiration date of the Offer is June 14, 2010, and we expect to accept and cancel all Eligible Options that are subject to valid elections to exchange on June 14, 2010. We expect that the grant date for the Replacement Option will be June 14, 2010. If you elect to exchange Eligible Options in the Offer, we will send you a confirmation of participation notice following the expiration of the Offer, reflecting the terms of your Replacement Options. All Replacement Options will have an exercise price equal to the closing price of our common stock as reported by the NYSE on the grant date for the Replacement Options, which will be the price of the last trade as of the closing of the NYSE on the grant date. If the expiration date is extended, then the cancellation date and the Replacement Option grant date would be similarly extended. Unless we alter the exchange ratios, the number of shares subject to each Replacement Option is not affected by the grant date because the exchange ratios are fixed and pre-established. Information regarding your Replacement Options will be posted to your Merrill Lynch online account as soon as administratively practicable after they are granted.
          Termination of Option Agreements. Upon our acceptance of your Eligible Options that you elect to exchange in this Offer, your currently outstanding option agreements relating to the Eligible Options that you elect to exchange automatically will be cancelled and rendered null and void and you, by electing to exchange your Eligible Options, irrevocably release all of your rights thereunder.

           8. Extension of Offer; Termination; Amendment
          We may at any time and from time to time extend the period of time during which the Offer is open and thereby delay accepting any Eligible Options that Eligible Employees have elected to exchange by publicly announcing the extension and giving oral, written or electronic notice of such extension to the Eligible Employees.
          Before the expiration date of the Offer, we may postpone our decision of whether or not to accept and cancel any Eligible Options. In order to postpone accepting and canceling, we must publicly announce the postponement and give oral, written or electronic notice of the postponement to the Eligible Employees. Our right to delay accepting Eligible Options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”), which requires us to pay the consideration offered or return any options that are subject to exchange elections promptly after we terminate or withdraw the Offer.
          Before the expiration date of the Offer, we may terminate the Offer if any of the conditions specified in Section III.10 occurs. In such event, any Eligible Options that an Eligible Employee elected to exchange will continue to be held by that Eligible Employee as if no Offer had occurred. We will provide written or electronic notice of any such termination to all Eligible Employees holding Eligible Options.
          As long as we comply with applicable law, we reserve the right to amend the Offer in any respect, including by changing the number or type of options eligible to be exchanged in the Offer. If we extend the length of time during which the Offer is open, such extension will be announced no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced time for expiration of the Offer. Any amendment will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change. Without limiting the manner in which we may choose to disseminate any amendment, except as required by law, we have no obligation to publish, advertise or otherwise communicate any amendment to the Offer other than to Eligible Employees.
          If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period the Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:
•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we increase or decrease the number of Eligible Options that may be tendered in the Offer.
          If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we will also extend the Offer for a period of at least ten (10) business days after the date the notice is published.
           9. Material U.S. Federal Income Tax Consequences
          The following summarizes the material U.S. federal income tax consequences of the Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Offer and does not address all possible tax aspects of transactions that may arise in connection with the Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances unique to certain individuals may change the usual income tax results.
          We believe the exchange of Eligible Options for Replacement Options pursuant to the Offer should be treated as a non-taxable exchange in the U.S., and no income should be recognized for U.S. federal income tax purposes by us or the Eligible Employees upon the issuance of the Replacement Options. However, the tax consequences of the Offer are not entirely certain, the Internal Revenue Service is not precluded from adopting a contrary position and the law and regulations themselves are subject to change.

          Please note that any incentive stock options that are Eligible Options subject to the Offer but that you do not elect to exchange in response to this Offer will be treated as having been modified if the Offer extends for more than 30 calendar days and, as such, will be treated under the tax rules in those circumstances (i.e., if the Offer extends for more than 30 calendar days) as having been regranted. Because the U.S. tax rules limit the amount of options that can qualify as incentive stock options, this means that some of the incentive stock options that you hold may cease to qualify as such. This consequence occurs only if and to the extent that the aggregate exercise price of incentive stock options that you hold that first become exercisable in 2010 plus the “ISO measurement amount” exceeds $100,000. For this purpose, the “ISO measurement amount” is equal to the number of shares subject to those incentive stock options that you hold that are Eligible Options subject to this Offer but that you do not elect to exchange in response to the Offer, and that are already exercisable or that first become exercisable in 2010, times the fair market value of our common stock on the day the option is deemed regranted. Any incentive stock options that cease to qualify as incentive stock options will be treated as nonqualified stock options. In addition, any incentive stock option that is deemed to be regranted that continues to qualify as an incentive stock option will have a new grant date for incentive stock option purposes.
          Because the Replacement Options issued in the Offer will be U.S. nonqualified stock options, upon exercise of the Replacement Options, the Eligible Employee will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. If the Eligible Employee is subject to U.S. income taxes at the time of exercise of the Replacement Options, the ordinary income will be subject to applicable tax withholding. Upon disposition of the stock, the Eligible Employee will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Offer under all applicable laws prior to participating in the Offer.
          Our grant of a stock option will have no tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a nonqualified stock option in an amount equal to the amount of ordinary compensation income attributable to an Eligible Employee upon exercise. We have also endeavored to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) by granting Replacement Options with exercise prices at or above fair market value on the grant date in exchange for Eligible Options. Section 409A of the Code is very complex and subject to change by the Internal Revenue Service. Eligible Employees should seek advice based on their particular circumstances from an independent tax advisor.
          We will withhold all required local, state, federal, foreign, income and other taxes and any other amount required to be withheld by any governmental authority or law with respect to income recognized with respect to the exercise of a nonstatutory stock option by an Eligible Employee who has been employed by us. We will require any such Eligible Employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.
          There may be additional state or local tax imposed as a result of the Offer or your participation in the Offer, and those consequences may vary based on where you live. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this Offer.
           10. Conditions to Completion of the Offer
          We will not be required to accept any Eligible Options that Eligible Employees elect to exchange if any of the events described below occurs. We may terminate or amend this Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, or postpone our acceptance and cancellation of any Eligible Options that Eligible Employees elect to exchange, if at any time on or after May 17, 2010 and on or before the date the Offer expires:
          (a) there shall have been instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of this Offer or the acquisition of some or all of the Eligible Options pursuant to this Offer;

          (b) there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any government or governmental, regulatory or administrative agency, authority or tribunal that would:
          (i) make the acceptance for exchange or the exchange of some or all of the Eligible Options illegal or otherwise restrict or prohibit consummation of this Offer; or
          (ii) delay or restrict our ability, or render us unable, to accept for exchange or to exchange some or all of the Eligible Options;
          (c) there shall have occurred:
          (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
          (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
          (iii) the commencement of a war, armed hostilities or other international or national crisis involving the United States;
          (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States;
          (v) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or
          (vi) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount greater than 10% measured during any time period after the close of business from and after May 10, 2010;
          (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
          (i) any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding common stock, or any new group shall have been formed that beneficially owns more than 5% of our outstanding common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 17, 2010;
          (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 17, 2010 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding common stock; or
          (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities;
          (e) the closing sales price of our common stock on the expiration date of the Offer is more than $1.00 above or below the closing sales price of our common stock on June 7, 2010.
          These conditions are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them before the expiration of the Offer. We may waive them at any time and from time to time before the expiration of the Offer in our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it will be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.

     If a condition is triggered by events that occur during the Offer period and before the expiration of the Offer, we will promptly inform Eligible Employees by written or electronic notice how we intend to proceed, rather than waiting until the end of the Offer period, unless the condition is one where satisfaction of the condition may be determined only upon expiration of the Offer.
      11. Price Range of Common Stock Underlying Eligible Options
     There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our common stock. Our common stock currently trades on the New York Stock Exchange under the symbol “SLM.”
     The following table presents the high and low closing prices per share of our common stock for the periods indicated as reported by the New York Stock Exchange:

	High	Low
Fiscal 2008
Quarter Ended:
March 31, 2008	$23.00	$14.70
June 30, 2008	25.05	15.45
September 30, 2008	19.81	9.37
December 31, 2008	12.03	4.19
Fiscal 2009
Quarter Ended:
March 31, 2009	12.43	3.11
June 30, 2009	10.47	4.02
September 30, 2009	10.39	8.12
December 31, 2009	12.11	8.01
Fiscal 2010
Quarter Ended:
March 31, 2010	12.67	10.16
June 30, 2010 (through May 10, 2010)	13.58	11.04
     As of May 10, 2010, the closing price of our common stock as reported by the New York Stock Exchange was $12.06 per share.
     You should obtain current market prices for our common stock before you decide whether to elect to exchange your Eligible Options.

12.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options
     A list of our current directors and executive officers as of May 14, 2010 is attached to this Offer to Exchange as Schedule B. Current and former members of our Board and our named executive officers (i.e., those executive officers named in the compensation tables of our 2010 proxy statement filed with the SEC) are not eligible to participate in the Option Exchange Program. Executive officers who are not named in the compensation tables of our 2010 proxy statement filed with the SEC are eligible to participate in the Option Exchange Program. The following table shows the number of shares of common stock subject to Eligible Options held as of May 14, 2010 by each current executive officer who is eligible to participate in the Offer:

	Maximum Number of		Weighted Average
	Shares Underlying	Weighted Average	Remaining Term
Name and Position	Eligible Options	Exercise Price ($)	(Years)
Mark L. Heleen, Executive Vice President and General Counsel	138,000	$28.03	6.89

     The following table shows the maximum number of Replacement Options that may be issued to the executive officer eligible to participate in the Option Exchange Program, based upon the exchange ratios established at the commencement of the Offer, assuming he elects to exchange and we accept all of his Eligible Options in the Offer:

Maximum Number of Shares Underlying
Name and Position	Replacement Options
Mark L. Heleen, Executive Vice President and General Counsel	108,208
     Because participation in the Offer is voluntary, the benefits or amounts that will be received by any eligible executive officer are not currently determinable.
     As of May 14, 2010, our executive officers and directors (21 persons) as a group held unexercised and outstanding compensatory stock options to purchase a total of 13,925,277 of our shares, which represented approximately 29% of the shares subject to all options outstanding under all of our plans as of that date. The following table sets forth the beneficial ownership of each of our current executive officers and directors of options outstanding as of May 14, 2010. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 47,706,875 as of May 10, 2010.

			Percentage of
		Number of Shares	Total Shares
		Underlying	Underlying
		Options	Outstanding
Name	Position	Outstanding	Options
Jonathan C. Clark	Executive Vice President and Treasurer	295,000	*
Joseph A. DePaulo	Executive Vice President	250,000	*
Mark L. Heleen	Executive Vice President and General Counsel	283,000	*
John J. Hewes	Senior Executive Vice President and Chief Lending Officer	800,000	1.68%
Albert L. Lord	Chief Executive Officer and Vice Chairman of the Board	6,504,951	13.64%
John F. Remondi	Vice Chairman and Chief Financial Officer	3,000,000	6.29%
Ann Torre Bates	Director	246,005	*
William M. Diefenderfer, III	Director	196,265	*
Diane Suitt Gilleland	Director	219,072	*
Earl A. Goode	Director	190,225	*
Ronald F. Hunt	Director	230,502	*
Michael E. Martin	Director	43,500	*
Barry A. Munitz	Director	91,055	*
Howard H. Newman	Director	43,500	*
A. Alexander Porter, Jr.	Director	284,770	*
Frank C. Puleo	Director	43,500	*
Wolfgang Schoellkopf	Director	193,345	*
Steven L. Shapiro	Director	215,821	*
J. Terry Strange	Director	30,900	*
Anthony P. Terracciano	Director and Chairman of the Board	500,000	1.05%
Barry L. Williams	Director	46,242	*

*	Less than 1%.

     To the best of our knowledge, except as described in filings by such persons with the SEC, which are available under “SEC Filings” on the Investors page of our website at www.salliemae.com/investors, no directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock or in transactions involving our common stock during the past sixty days before and including May 14, 2010.
     Except as otherwise described in the Offer to Exchange or in our filings with the SEC, including our proxy statement filed with the SEC on March 30, 2010, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

13.	Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer
     Eligible Options that are exchanged in the Offer will be cancelled immediately upon our acceptance of such Eligible Options after expiration of the Offer. The shares underlying cancelled stock options will not be available for new grants, except to the extent that the shares are used to grant Replacement Options under the 2009-2012 Incentive Plan. The terms of the 2009-2012 Incentive Plan provide that shares underlying cancelled options originally granted under the SLM Corporation Incentive Plan and the SLM Corporation Management Incentive Plan may be used to grant awards under the 2009-2012 Incentive Plan. However, we intend to use the shares underlying cancelled options originally granted under the SLM Corporation Incentive Plan and the SLM Corporation Management Incentive Plan only to the extent necessary to grant Replacement Options. Any shares underlying exchanged options originally granted under the SLM Corporation Incentive Plan and the SLM Corporation Management Incentive Plan that exceed the number of shares necessary to grant Replacement Options will not be added to the pool of shares available for issuance under the 2009-2012 Incentive Plan. Accordingly, the aggregate number of shares issuable under the 2009-2012 Incentive Plan will not be increased following the completion of the Option Exchange Program, other than to the extent used to grant Replacement Options, and the aggregate number of shares subject to outstanding stock options or available for future equity awards under all of the Company’s equity compensation plans will decrease.
     Assuming full participation in the Option Exchange Program, as of May 10, 2010, 17.6 million shares are subject to Eligible Options that would be cancelled in the Option Exchange Program. Again assuming full participation in the Option Exchange Program, there will be a net reduction in the equity award overhang by approximately 6.6 million shares, and the Company will have approximately 41 million options outstanding (including those held by our named executive officers and directors), with a weighted average exercise price of $18.59 and a weighted average remaining term of 6.52 years.
     We have designed the Option Exchange Program so that the Replacement Options will have approximately the same or less fair value as the stock options exchanged, which would result in little or no incremental compensation expense to the Company. We believe that this methodology significantly minimizes the possibility of any incremental compensation expense being incurred. Under Accounting Standards Codification Topic 718, we will recognize the remaining unamortized expense of exchanged awards ratably over the vesting period of the Replacement Options. We would also have to recognize any incremental compensation expense of the Replacement Options over the vesting period of the Replacement Options. The incremental compensation expense will be measured as the excess, if any, of the fair value of each Replacement Option on the date Replacement Options are granted, over the fair value of the Eligible Options exchanged, measured as of the date Replacement Options are granted. Because of changes in variables between the time that we establish the exchange ratios and the date Replacement Options are granted, the actual incremental compensation expense arising from the Replacement Options may be higher or lower than intended. In the event that any of the Replacement Options are forfeited prior to their vesting due to termination of employment, any incremental compensation expense for the forfeited Replacement Options would not have to be recognized.
      14. Legal Matters; Regulatory Approvals
     We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer, or of any other approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and exchange of, Eligible Options. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept Eligible Options is subject to the conditions described in Section III.10.

      15. Fees and Expenses
     We will not pay any fees or commissions to any broker, dealer or other person for asking Eligible Employees to elect to exchange Eligible Options under the Offer.
     16. Source and Amount of Consideration
     Source of Consideration. The Replacement Options issued in exchange for Eligible Options will be issued under the 2009-2012 Incentive Plan. A copy of the 2009-2012 Incentive Plan was filed as Exhibit 10.2 to the Form S-8 that we filed with the SEC on May 22, 2009. As of May 10, 2010, Eligible Options to purchase approximately 17.6 million shares of our common stock were outstanding and held by Eligible Employees. If all Eligible Options are exchanged under the Offer, an aggregate of 11,009,101 million shares subject to Replacement Options will be granted.
     Amount of Consideration. The Option Exchange Program is not a one-for-one exchange. Eligible Employees exchanging outstanding Eligible Options generally will receive fewer Replacement Options. The Replacement Options will be unvested at grant and, once vested, generally will be exercisable for a lesser number of shares of common stock, but which have a fair value approximately equal to or less than the options exchanged.
     17. Information Concerning SLM Corporation
     SLM Corporation, more commonly known as Sallie Mae, is the nation’s leading saving, planning and paying for education company. Our primary business is to originate, service and collect loans made to students and/or their parents to finance the cost of their education. We provide funding, delivery and servicing support for education loans in the United States through our participation in the Federal Family Education Loan Program, as a servicer of loans for the Department of Education, and through our non-federally guaranteed Private Education Loan programs.
     The Company was formed in 1972 as the Student Loan Marketing Association, a federally chartered government sponsored enterprise, with the goal of furthering access to higher education by providing liquidity to the student loan marketplace. On December 29, 2004, the Company completed the privatization process that began in 1997 and resulted in the wind-down of the government sponsored enterprise. The Company is headquartered in Reston, Virginia. Our principal executive offices are located at 12061 Bluemont Way, Reston, Virginia, and our telephone number at that address is (703) 810-3000. Additional information concerning the Company can be found on our website at www.salliemae.com.
     18. Corporate Plans, Proposals and Negotiations
     The Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in repurchases of our outstanding common stock in either open market or privately negotiated transactions or may engage in issuances of our common stock or other capital raising transactions, depending on market conditions and other relevant factors. The Company also enters into agreements for the purchase and sale of products and services, engages in purchases and sales of assets and incurs indebtedness from time to time in the ordinary course of business. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of director positions with the Company or with existing members of management for changes in positions, responsibilities or compensation.
     Subject to the foregoing and except as otherwise disclosed in this Offer to Exchange or in the Company’s filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:
•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries other than in the ordinary course of business;

•	any material change in our present dividend policy, or our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	any other changes to the present Board of Directors or management of the Company;

•	our common stock not being authorized for listing on the New York Stock Exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any additional securities of the Company or the disposition of any of our securities; or

•	any changes in our Certificate of Incorporation, Bylaws or other governing instruments or any actions that could impede the acquisition of control of the Company.
     19. Additional Information
     With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC on May 14, 2010, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. You should review the Schedule TO, including the exhibits, before making a decision on whether to participate in the Offer.
     We also recommend that, in addition to this document, you review the following materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in the Offer:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 26, 2010;

•	the Definitive Proxy Statement for our 2010 Annual Meeting of Shareholders, filed with the SEC on March 30, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended and March 31, 2010, filed with the SEC on May 6, 2010;

•	our Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations) filed with the SEC; and

•	the description of our common stock contained in our Registration Statement on Form 8-A dated August 7, 1997, as amended on July 27, 1999, together with any amendment or report filed with the SEC for the purpose of updating such description.
     You also may want to review the filings we make with the SEC after the date of this Offer to Exchange.
     The filings listed above and our other reports, registration statements, proxy statements and other SEC filings can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. These filings are also available to the public on the website of the SEC at www.sec.gov and on our website at the investor page, www.salliemae.com/investors.
     We will also provide, without charge, to any Eligible Employee holding Eligible Options, upon the request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may make such a request by contacting the Office of the Corporate Secretary, SLM Corporation, 12061 Bluemont Way, Reston, Virginia 20190.
     The financial information, including financial statements and the notes thereto, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are incorporated herein by reference. Section III.20 below includes a summary of our financial information from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Annual Report on Form 10-K for our fiscal year ended December 31, 2009. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions above.

     The information contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you in this Offer to Exchange.
     20. Financial Information
     We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, both of which are incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended December 31, 2009 and December 31, 2008 and the selected consolidated balance sheet data as of December 31, 2009 and December 31, 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The selected consolidated statements of earnings data for the three months ended March 31, 2010 and March 31, 2009 and the selected consolidated balance sheet data as of March 31, 2010 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.
Summary Consolidated Statements of Earnings and Balance Sheets
(amounts in millions, except per share data):

	Fiscal Year Ended		Three Months Ended
	December 31,		March 31,
	2009	2008	2010	2009
Operating Data:
Net interest income	$1,723	$1,365	$854	$215
Net income (loss) attributable to SLM Corporation:
Continuing operations, net of tax	$482	$(70)	$240	$25
Discontinued operations, net of tax	(158)	(143)	—	(46)
Net income (loss) attributable to SLM Corporation	$324	$(213)	$240	$(21)
Basic earnings (loss) per common share attributable to SLM Corporation common shareholders:
Continuing operations	$0.71	$(0.39)	$0.46	$—
Discontinued operations	(0.33)	(0.30)	—	(0.10)
Total	$0.38	$(0.69)	$0.46	$(0.10)
Diluted earnings (loss) per common share attributable to SLM Corporation common shareholders:
Continuing operations	$0.71	$(0.39)	$0.45	$—
Discontinued operations	(0.33)	(0.30)	—	(0.10)
Total	$0.38	$(0.69)	$0.45	$(0.10)
Weighted average shares outstanding:
Basic	470,858	466,642	484,259	466,761
Diluted	471,584	466,642	526,631	466,761

	December 31,		March 31,
	2009	2008	2010	2009
Balance Sheet Data:
Total assets	$169,985	$168,768	$207,513	$171,551
Total liabilities	$164,706	$163,762	$202,757	$166,587
Total stockholders’ equity	$5,279	$4,999	$4,756	$4,964

     Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of computing this ratio, earnings represent pre-tax income (loss) from continuing operations plus fixed charges. Fixed charges represent interest expensed and capitalized, plus one-third (the portion deemed representative of the interest factor) of rents, and net of income from subleases.

	Fiscal Year Ended		Three Months Ended
	December 31,		March 31,
	2009	2008(1)	2010	2009

Ratio of earnings to fixed charges	1.24	0.98	1.45	1.02

(1)	Due to pre-tax loss from continuing operations of $492 million for the year ended December 31, 2008, the ratio coverage was less than 1:1.
     Book Value Per Share. Our book value per share as of our most recent balance sheet dated March 31, 2010 was $6.96.
     Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to elect to exchange your Eligible Options. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section III.19 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.
      21. Miscellaneous
     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.
     Neither the Company nor the Board of Directors makes any recommendation as to whether or not you should participate in the Offer. We have not authorized any person to make any recommendation on our behalf as to whether or not you should participate in the Offer. You should rely only on the information contained in this Offer to Exchange or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Exchange. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.
     This transaction has not been approved or disapproved by the SEC, nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.
SLM CORPORATION
May 14, 2010

SCHEDULE A
EXCHANGE RATIOS BY STOCK OPTION GRANT

Grant Date of	Exercise Price of		Current Employee	Exchange Ratio Determined	Adjusted Exchange Ratio
Eligible Options	Eligible Options	Eligible Option Vesting Terms	Grade Level	on May 10, 2010	Determined on June 7, 2010
April 2, 2001	$24.93	Time Vested over 24 months	Grade Level 9 & Below	10.5000 to 1	28.8000 to 1
April 2, 2001	$24.93	Time Vested over 24 months	Grade Level 10 & Above	11.2500 to 1	29.6000 to 1
July 2, 2001	$25.10	Time Vested over 24 months	Grade Level 9 & Below	4.7368 to 1	12.5000 to 1
July 2, 2001	$25.10	Time Vested over 24 months	Grade Level 10 & Above	4.8947 to 1	13.3333 to 1
September 25, 2001	$26.65	Time Vested over 24 months	Grade Level 9 & Below	2.9677 to 1	6.6522 to 1
September 25, 2001	$26.65	Time Vested over 24 months	Grade Level 10 & Above	3.0469 to 1	7.2174 to 1
October 1, 2001	$28.00	Time Vested over 24 months	Grade Level 9 & Below	3.2281 to 1	7.2857 to 1
October 1, 2001	$28.00	Time Vested over 24 months	Grade Level 10 & Above	3.3621 to 1	7.9048 to 1
January 2, 2002	$27.43	Time Vested over 24 months	Grade Level 9 & Below	2.3333 to 1	4.0750 to 1
January 2, 2002	$27.43	Time Vested over 24 months	Grade Level 10 & Above	2.4167 to 1	4.2195 to 1
January 2, 2002	$27.43	Time Vested over 3 years	Grade Level 9 & Below	2.3333 to 1	4.0750 to 1
January 2, 2002	$27.43	Time Vested over 3 years	Grade Level 10 & Above	2.4167 to 1	4.2195 to 1
January 24, 2002	$28.67	Price Vested with One Year Minimum Vesting Period	Grade Level 9 & Below	2.3333 to 1	3.9756 to 1
January 24, 2002	$28.67	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.5185 to 1	4.2439 to 1
January 24, 2002	$28.67	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.5185 to 1	4.2439 to 1
January 31, 2002	$30.00	Time Vested over 24 months	Grade Level 9 & Below	2.2738 to 1	4.1000 to 1
January 31, 2002	$30.00	Time Vested over 24 months	Grade Level 10 & Above	2.5000 to 1	4.4872 to 1
February 1, 2002	$29.92	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.5000 to 1	4.4872 to 1
April 1, 2002	$32.43	Time Vested over 24 months	Grade Level 9 & Below	2.1087 to 1	3.1321 to 1
April 1, 2002	$32.43	Time Vested over 24 months	Grade Level 10 & Above	2.2128 to 1	3.3774 to 1
July 1, 2002	$31.67	Time Vested over 24 months	Grade Level 9 & Below	1.7838 to 1	2.4853 to 1
July 1, 2002	$31.67	Time Vested over 24 months	Grade Level 10 & Above	1.9550 to 1	2.7059 to 1
July 25, 2002	$28.26	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	1.6222 to 1	2.1628 to 1
October 1, 2002	$32.43	Time Vested over 24 months	Grade Level 9 & Below	1.6917 to 1	2.3514 to 1
October 1, 2002	$32.43	Time Vested over 24 months	Grade Level 10 & Above	1.9167 to 1	2.5333 to 1
October 7, 2002	$31.28	Time Vested over 36 months	Grade Level 9 & Below	1.6111 to 1	2.1481 to 1
October 7, 2002	$31.28	Time Vested over 36 months	Grade Level 10 & Above	1.8254 to 1	2.3457 to 1
October 8, 2002	$32.52	Time Vested over 24 months	Grade Level 10 & Above	1.6917 to 1	2.5333 to 1
October 21, 2002	$34.87	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.0439 to 1	2.8088 to 1
October 30, 2002	$34.39	Time Vested over 12 months	Grade Level 10 & Above	1.7895 to 1	2.7429 to 1
January 2, 2003	$35.00	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	1.9593 to 1	2.6400 to 1
January 2, 2003	$35.00	Time Vested over 24 months	Grade Level 9 & Below	1.6748 to 1	2.3600 to 1
January 2, 2003	$35.00	Time Vested over 24 months	Grade Level 10 & Above	1.9593 to 1	2.6400 to 1
January 28, 2003	$35.20	Price Vested with One Year Minimum Vesting Period	Grade Level 9 & Below	1.6429 to 1	2.3117 to 1
January 28, 2003	$35.20	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	1.9444 to 1	2.5974 to 1
March 19, 2003	$36.74	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	1.9921 to 1	2.6203 to 1
April 1, 2003	$37.80	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.0565 to 1	2.7013 to 1
April 1, 2003	$37.80	Time Vested over 24 months	Grade Level 10 & Above	1.7016 to 1	2.7013 to 1
April 1, 2003	$37.80	Time Vested over 36 months	Grade Level 10 & Above	1.7016 to 1	2.7013 to 1
April 14, 2003	$38.38	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.0984 to 1	2.7632 to 1
May 15, 2003	$37.42	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.0078 to 1	2.6098 to 1
July 14, 2003	$41.93	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.2906 to 1	3.0278 to 1
July 24, 2003	$40.98	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.2314 to 1	2.9467 to 1
September 15, 2003	$37.89	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	1.9929 to 1	2.5393 to 1
October 13, 2003	$38.39	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	1.9929 to 1	2.6067 to 1
October 15, 2003	$37.57	Time Vested over 36 months	Grade Level 9 & Below	1.5594 to 1	2.0215 to 1
October 15, 2003	$37.57	Time Vested over 36 months	Grade Level 10 & Above	1.9379 to 1	2.4946 to 1
November 13, 2003	$38.89	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.0284 to 1	2.6111 to 1
January 29, 2004	$37.87	Price Vested with One Year Minimum Vesting Period	Grade Level 9 & Below	1.5130 to 1	1.9010 to 1
January 29, 2004	$37.87	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.0000 to 1	2.4257 to 1
January 29, 2004	$37.87	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.0000 to 1	2.4257 to 1
April 1, 2004	$42.06	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.2340 to 1	2.7692 to 1
July 1, 2004	$40.32	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.0380 to 1	2.6311 to 1
July 29, 2004	$37.31	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	1.8466 to 1	2.3534 to 1
September 16, 2004	$41.19	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.0311 to 1	2.6226 to 1
September 16, 2004	$41.19	Time Vested over 36 months	Grade Level 9 & Below	1.5786 to 1	1.9623 to 1
September 16, 2004	$41.19	Time Vested over 36 months	Grade Level 10 & Above	2.0311 to 1	2.6226 to 1
September 22, 2004	$43.48	Time Vested over 36 months	Grade Level 9 & Below	1.6755 to 1	2.1224 to 1
September 22, 2004	$43.48	Time Vested over 36 months	Grade Level 10 & Above	2.1722 to 1	2.8081 to 1
October 1, 2004	$44.74	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.2162 to 1	2.9368 to 1
October 1, 2004	$44.74	Price Vested with Two Year Minimum Vesting Period	Grade Level 10 & Above	2.2162 to 1	2.9368 to 1
October 15, 2004	$44.58	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.2162 to 1	2.8866 to 1
November 1, 2004	$45.16	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.2081 to 1	2.9271 to 1
November 15, 2004	$51.09	Price Vested with Two Year Minimum Vesting Period	Grade Level 10 & Above	3.0000 to 1	4.0108 to 1

A-1

Grant Date of	Exercise Price of		Current Employee	Exchange Ratio Determined	Adjusted Exchange Ratio
Eligible Options	Eligible Options	Eligible Option Vesting Terms	Grade Level	on May 10, 2010	Determined on June 7, 2010
January 3, 2005	$54.65	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	3.1429 to 1	4.2614 to 1
January 3, 2005	$54.65	Price Vested with Two Year Minimum Vesting Period	Grade Level 9 & Below	3.0072 to 1	4.0682 to 1
January 3, 2005	$54.65	Price Vested with Two Year Minimum Vesting Period	Grade Level 10 & Above	3.1429 to 1	4.2614 to 1
January 27, 2005	$50.75	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.8269 to 1	3.7600 to 1
January 27, 2005	$50.75	Price Vested with One Year Minimum Vesting Period	Grade Level 9 & Below	2.7032 to 1	3.5900 to 1
January 27, 2005	$50.75	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.8269 to 1	3.7600 to 1
January 27, 2005	$50.75	Price Vested with Two Year Minimum Vesting Period	Grade Level 10 & Above	2.8269 to 1	3.7600 to 1
April 1, 2005	$49.10	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.6429 to 1	3.4862 to 1
June 10, 2005	$48.50	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.4916 to 1	3.2650 to 1
June 13, 2005	$48.98	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.5254 to 1	3.2931 to 1
July 1, 2005	$50.25	Price Vested with Two Year Minimum Vesting Period	Grade Level 10 & Above	2.5747 to 1	3.3509 to 1
July 28, 2005	$51.60	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.6163 to 1	3.4286 to 1
July 28, 2005	$51.60	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.6163 to 1	3.4286 to 1
October 3, 2005	$53.45	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.6243 to 1	3.4159 to 1
October 3, 2005	$53.45	Price Vested with Two Year Minimum Vesting Period	Grade Level 10 & Above	2.6243 to 1	3.4159 to 1
October 12, 2005	$52.40	Time Vested over 36 months	Grade Level 9 & Below	1.9000 to 1	2.3980 to 1
October 12, 2005	$52.40	Time Vested over 36 months	Grade Level 10 & Above	2.5800 to 1	3.1633 to 1
October 17, 2005	$53.00	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.4205 to 1	3.3652 to 1
October 27, 2005	$54.54	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.6608 to 1	3.4554 to 1
November 14, 2005	$53.47	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.5674 to 1	3.3448 to 1
January 3, 2006	$55.81	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.6080 to 1	3.4123 to 1
January 26, 2006	$55.82	Price Vested with One Year Minimum Vesting Period	Grade Level 9 & Below	2.4181 to 1	3.1638 to 1
January 26, 2006	$55.82	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.6045 to 1	3.3707 to 1
January 26, 2006	$55.82	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.6045 to 1	3.3707 to 1
January 26, 2006	$55.82	Price Vested with Two Year Minimum Vesting Period	Grade Level 10 & Above	2.6045 to 1	3.3707 to 1
April 3, 2006	$52.32	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.3266 to 1	3.0153 to 1
July 3, 2006	$52.74	Time Vested over 36 months	Grade Level 9 & Below	1.8810 to 1	2.2883 to 1
July 3, 2006	$52.74	Time Vested over 36 months	Grade Level 10 & Above	2.4107 to 1	3.0804 to 1
July 10, 2006	$52.63	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.2452 to 1	2.8913 to 1
July 27, 2006	$50.30	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.1324 to 1	2.7211 to 1
August 22, 2006	$46.72	Price Vested with One Year Minimum Vesting Period	Grade Level 9 & Below	1.6443 to 1	2.0458 to 1
August 22, 2006	$46.72	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.0979 to 1	2.6489 to 1
January 3, 2007	$47.72	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	2.0700 to 1	2.6029 to 1
January 25, 2007	$45.41	Price Vested with One Year Minimum Vesting Period	Grade Level 9 & Below	1.5598 to 1	1.9371 to 1
January 25, 2007	$45.41	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	1.9856 to 1	2.4825 to 1
January 25, 2007	$45.41	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	1.9856 to 1	2.4825 to 1
April 2, 2007	$41.27	Price Vested with One Year Minimum Vesting Period	Grade Level 9 & Below	1.4138 to 1	1.7222 to 1
April 2, 2007	$41.27	Price Vested with One Year Minimum Vesting Period	Grade Level 10 & Above	1.8060 to 1	2.2099 to 1
1/31/2008 — Unvested	$21.50	Price Vested with Two Price Targets	Grade Level 9 & Below	1.0112 to 1	1.0876 to 1
1/31/2008 — Unvested	$21.50	Price Vested with Two Price Targets	Grade Level 10 & Above	1.0919 to 1	1.1751 to 1
1/31/2008 — Vested	$21.50	Time Vested over 36 months	Grade Level 9 & Below	0.9972 to 1	1.0035 to 1
1/31/2008 — Vested	$21.50	Time Vested over 36 months	Grade Level 10 & Above	1.2273 to 1	1.2813 to 1
1/31/2008 — Unvested	$21.50	Time Vested over 36 months	Grade Level 9 & Below	1.1551 to 1	1.2143 to 1
1/31/2008 — Unvested	$21.50	Time Vested over 36 months	Grade Level 10 & Above	1.2881 to 1	1.3503 to 1

A-2

SCHEDULE B
INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF SLM CORPORATION
     The directors and executive officers of SLM Corporation as of May 14, 2010, are set forth in the following table:

Name	Position and Offices Held
Jonathan C. Clark	Executive Vice President and Treasurer
Joseph A. DePaulo	Executive Vice President
Mark L. Heleen	Executive Vice President and General Counsel
John J. Hewes	Senior Executive Vice President and Chief Lending Officer
Albert L. Lord	Chief Executive Officer and Vice Chairman of the Board
John F. Remondi	Vice Chairman and Chief Financial Officer
Ann Torre Bates	Director
William M. Diefenderfer, III	Director
Diane Suitt Gilleland	Director
Earl A. Goode	Director
Ronald F. Hunt	Director
Michael E. Martin	Director
Barry A. Munitz	Director
Howard H. Newman	Director
A. Alexander Porter, Jr.	Director
Frank C. Puleo	Director
Wolfgang Schoellkopf	Director
Steven L. Shapiro	Director
J. Terry Strange	Director
Anthony P. Terracciano	Director and Chairman of the Board
Barry L. Williams	Director
     The address and telephone number of each named executive officer and director is:
SLM Corporation
12061 Bluemont Way
Reston, Virginia 20190
(703) 810-3000
     Members of our Board of Directors and our named executive officers (i.e., the executive officers named in the compensation tables included in the 2010 proxy statement that we filed with the U.S. Securities and Exchange Commission) are not eligible to participate in this Offer.

B-1